SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X] Filed by a Party other than the Registrant [ ] Check the appropriate box: [ ] Preliminary [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)) [X] Definitive Proxy Statement [ ] Definitive Additional Materials [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               CENDANT CORPORATION
                (Name of Registrant as Specified In Its Charter)

 .........................................N/A....................................
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1) Title of each class of securities to which transaction applies:

         .......................................................................

         2) Aggregate number of securities to which transaction applies:

         .......................................................................

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         .......................................................................

         4) Proposed maximum aggregate value of transaction:

         .......................................................................

         5) Total fee paid:
         .......................................................................

[ ] Fee paid previously with preliminary materials
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid:
         .......................................................................

         2) Form, Schedule or Registration Statement No.:
         .......................................................................

         3) Filing Party:
         .......................................................................

         4) Date Filed:
         .......................................................................

                               CENDANT CORPORATION
                                  6 Sylvan Way
                          Parsippany, New Jersey 07054


Dear Stockholder:

         You are cordially invited to attend the Annual Meeting of Stockholders of Cendant Corporation, which will be held at The New York Palace Hotel, 455 Madison Avenue, New York, New York, on May 19, 1998, at 9:00 a.m., Eastern Daylight Time. We look forward to greeting as many of our stockholders as possible.

         Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

         Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. This year, stockholders of record can vote their shares by using the telephone. Instructions for using this new service are set forth on the enclosed proxy card. Of course, you may also vote your shares by marking your votes on the enclosed proxy card, signing and dating it and mailing it in the enclosed envelope. If you decide to attend the Annual Meeting and vote in person, you will of course have that opportunity.

         On behalf of the Board of Directors and the employees of Cendant Corporation, we would like to express our appreciation for your continued interest in the affairs of the Company.

Sincerely,



/s/ Walter A. Forbes                       /s/ Henry R. Silverman
Walter A. Forbes                           Henry R. Silverman
Chairman of the Board                      President and Chief Executive Officer

                               CENDANT CORPORATION

                                  6 Sylvan Way
                        Parsippany, New Jersey 07054-0278

                  Notice of 1998 Annual Meeting of Stockholders
                                  to be held on
                                  May 19, 1998

         NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Cendant Corporation (the "Company") will be held on Tuesday, May 19, 1998 at 9:00 a.m. Eastern Daylight Time at The New York Palace Hotel, 455 Madison Avenue, New York, New York (the "Meeting") for the following purposes:

                  1. To elect ten directors for a three-year term and until their successors are duly elected and qualified;

                  2. To approve and adopt the Company's 1998 Stock Option Plan;

                  3. To ratify the appointment of Deloitte & Touche LLP as the auditors of the Company's financial statements for fiscal year 1998; and

                  4. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

         The Board of Directors has fixed the close of business on Friday, March 20, 1998 as the record date for the Meeting. Only stockholders of record at that time are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Meeting will be available for examination by any stockholders, for any purpose germane to the Meeting, for 10 days prior to the Meeting during ordinary business hours at the offices of the Company located at 712 Fifth Avenue, 41st Floor, New York, New York 10019.

         The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached Proxy Statement for further information with respect to the business to be transacted at the Meeting. The Board of Directors urges you to date, sign and return the enclosed proxy promptly. This will ensure the presence of a quorum at the meeting. PROMPTLY SIGNING, DATING, AND RETURNING THE PROXY WILL SAVE THE COMPANY THE EXPENSE AND EXTRA WORK OF ADDITIONAL SOLICITATION. A reply envelope, for which no postage is required if mailed within the United States, is enclosed for your convenience. Alternatively, in lieu of returning signed proxy cards, Cendant stockholders of record can vote their shares by calling a specially designated telephone number set forth on the enclosed proxy card. You are cordially invited to attend the Meeting in person. The return of the enclosed proxy will not affect your right to vote if you attend the Meeting in person, as your proxy is revocable at your option.

                                         By Order of the Board of Directors


                                         /s/ Robert T. Tucker
                                         ROBERT T. TUCKER
                                         Secretary

Dated:   March 31, 1998

                               CENDANT CORPORATION
                                  6 Sylvan Way
                        Parsippany, New Jersey 07054-0278
                               ------------------

                                 PROXY STATEMENT
                               -------------------

                        Annual Meeting of Stockholders to
                        be held on Tuesday, May 19, 1998
                               -------------------

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Cendant Corporation, a Delaware corporation (the "Company"), to be voted at the 1998 Annual Meeting of Stockholders, and any adjournment or postponement thereof (the "Meeting"), to be held on the date, at the time and place, and for the purposes set forth in the foregoing notice. This Proxy Statement, the accompanying notice and the enclosed proxy card are first being mailed to stockholders on or about March 28, 1998.

         The Board of Directors does not intend to bring any matter before the Meeting except as specifically indicated in the notice, nor does the Board of Directors know of any matters which anyone else proposes to present for action at the Meeting. However, if any other matters properly come before the Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

         Shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), represented by proxies received by the Company, where the stockholder has specified his or her choice with respect to the proposals described in this Proxy Statement (including the election of directors), will be voted in accordance with the specification(s) so made. In the absence of such specification(s), the shares will be voted "For" the election of all ten nominees for the Board of Directors, "For" the Company's 1998 Stock Option Plan (the "Stock Option Plan") and "For" the ratification of the appointment of Deloitte & Touche LLP as auditors of the Company's financial statements for the year ending December 31, 1998.

         Except as provided below, any proxy may be revoked at any time prior to its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

         For participants in the HFS Incorporated Employee Savings Plan (the "HFS Plan"), the Savings Incentive Plan of CUC International Inc. (the "CUC Plan") and the PHH Corporation Employee Investment Plan (the "PHH Plan", and together with the CUC Plan and the HFS Plan, the "Savings Plans") with shares of Common Stock credited to their accounts, voting instructions for the trustees of the Savings Plans are also being solicited through this Proxy Statement. In accordance with the provisions of the Savings Plans, the trustees will vote shares of Common Stock in accordance with instructions received from the participants to whose accounts such shares are credited. To the extent such instructions are not received prior to twelve o'clock noon, Eastern Daylight Time on May 12, 1998, the trustee of the HFS Plan will vote the shares with respect to which it has not received instructions proportionately in accordance with the shares for which it has received instructions, the Trustee under the PHH Plan will vote such shares at the direction of the Employee Benefits Committee and the Trustee under the CUC Plan will abstain from voting such shares. Instructions given with respect to shares in Savings Plans accounts may be changed or revoked only in writing, and no such instructions may be revoked after twelve o'clock noon, Eastern Daylight Time on May 12, 1998. Participants in the Savings Plans are not entitled to vote in person at the Annual Meeting.

         If a participant in the Savings Plans has shares of Common Stock credited to his or her account in the Savings Plans and also owns other shares of Common Stock, he or she should receive separate proxy cards for shares credited to his or her account in the Plan and any other shares that he or she owns. All such proxy cards should be completed, signed and returned to the transfer agent to register voting instructions for all shares owned by him or her or held for his or her benefit in such Plans' Cendant Stock Fund.

         The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of solicitation of proxies for the Meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone by directors, officers and employees of the Company, who will receive no additional compensation therefor. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of shares of Common Stock. The Company has retained ChaseMellon Shareholder Services to aid in the solicitation of proxies. It is estimated that the fee for such firm will be approximately $9,500.00 plus reasonable out-of-pocket costs and expenses. Such fee will be paid by the Company.

         A copy of the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission for its latest fiscal year is available without charge to stockholders upon written request to Cendant Corporation, 707 Summer Street, Stamford, Connecticut 06901, Attention: Investor Relations.

                                TABLE OF CONTENTS
                                                                            Page

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF..........................      1
     Outstanding Shares and Voting Rights................................      1
     Security Ownership of Certain Beneficial Owners and Management......      2
ELECTION OF DIRECTORS [Proposal 1].......................................      5
     General.............................................................      5
     Information Regarding the Nominees for Term Expiring in 2001........      6
     Information Regarding Directors Whose Terms Expire in 1999..........      7
     Information Regarding Directors Whose Terms Expire in 2000..........      8
     Committees and Meetings of the Board of Directors...................      9
EXECUTIVE OFFICERS.......................................................     12
EXECUTIVE COMPENSATION AND OTHER INFORMATION.............................     13
     Summary Compensation Table..........................................     13
     Option Grants Table.................................................     15
     Option Exercises and Year-End Option Value Table....................     17
     Employment Contracts and Termination, Severance and
     Change of Control Arrangements......................................     17
     Pre-Merger Compensation Committee Report on Executive Compensation..     21
     Compensation Committee Interlocks and Insider Participation.........     25
     Performance Graph...................................................     25
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...........................     26
     Relationship with Chartwell.........................................     26
     Relationship with Avis Rent A Car, Inc. ............................     27
     Relationship with NRT...............................................     27
     Other Relationships.................................................     27
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT........................     29
APPROVAL OF 1998 STOCK OPTION PLAN [Proposal 2]..........................     30
RATIFICATION OF APPOINTMENT OF AUDITORS [Proposal 3].....................     34
STOCKHOLDER PROPOSALS....................................................     35

EXHIBIT 1 - 1998 Stock Option Plan

21

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Outstanding Shares and Voting Rights

         Only holders of record of the Company's Common Stock at the close of business on March 20, 1998 are entitled to notice of, and to vote at, the Meeting. On that date, the Company had outstanding 843,661,053 shares of Common Stock, held of record by 11,727 shareholders.

         The presence, in person or by proxy, of the holders of not less than one-third of the Common Stock entitled to vote at the Meeting will constitute a quorum and the act of the majority of such quorum shall be deemed the act of the stockholders. On all matters voted upon at the Meeting and any adjournment or postponement thereof, the holders of the Common Stock vote together as a single class, with each record holder of Common Stock entitled to one vote per share.

         Directors shall be elected by the affirmative vote of the holders of a majority of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote in the election of directors. Under applicable Delaware law, in determining whether such nominees have received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against such election.

         Approval of the proposals relating to the Stock Option Plan and ratification of the appointment of auditors of the Company's financial statements requires the affirmative vote of the holders of a majority of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote. Under applicable Delaware law, in determining whether such proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against this proposal.

         In order that your shares of Common Stock may be represented at the Meeting, you are requested to:

         o  indicate your instructions on the proxy;

         o  date and sign the proxy;

         o  mail the proxy promptly in the enclosed envelope; and

         o allow sufficient time for the proxy to be received before the date of the Meeting.

         Alternatively, in lieu of returning signed proxy cards, Cendant stockholders of record can vote their shares by calling a specially designated telephone number. This new phone voting procedure is designed to authenticate stockholders' identities, to allow stockholders to provide their voting instructions, and to confirm that their instructions have been recorded properly. Specific instructions for stockholders of record who wish to use the telephone voting procedure are set forth on the enclosed proxy card. A proxy may be revoked at any time prior to the voting at the Annual Meeting by submitting a later dated proxy (including a proxy by telephone) or by giving timely written notice of such revocation to the Secretary of the Company.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

Security Ownership of Certain Beneficial Owners and Management

         The information set forth on the following table is furnished as of March 20, 1998 with respect to any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who is known to the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities, and as to those shares of the Company's equity securities beneficially owned by each of its directors, certain of its executive officers, and all of its executive officers and directors as a group.

                                                     Amount and Nature
                                                     of Beneficial
                                                     Ownership of Common             Percent of
Name                                                 Stock as of 3/20/98              Class(33)
----                                                 -------------------             ----------

Principal Stockholders

 FMR Corp.(1)                                        71,004,579                        8.4%
     82 Devonshire Street
     Boston, MA 02109

 Massachusetts Financial Services Company(2)         49,048,022                        5.8%
     500 Boylston Street
     Boston MA 02116-3741

Directors and Executive Officers

     Walter A. Forbes(3)                              4,587,813                          *
     Henry R. Silverman(4)                           46,300,002                        5.5%
     Stephen P. Holmes(5)                             2,672,801                          *
     Robert D. Kunisch(6)                             1,989,257                          *
     Christopher K. McLeod(7)                         3,066,754                          *
     Michael P. Monaco(8)                             1,802,325                          *
     E. Kirk Shelton(9)                               3,116,587                          *
     James E. Buckman(10)                             2,383,876                          *
     Robert T. Tucker(11)                                75,400                          *
     Bartlett Burnap(12)                              2,753,635                          *
     Leonard S. Coleman(13)                             120,155                          *
     T. Barnes Donnelley(14)                          1,841,033                          *
     Martin L. Edelman (15)                              60,155                          *
     Frederick D. Green                                   3,000                          *
     Stephen A. Greyser(16)                             202,217                          *
     Dr. Carole G. Hankin                                    -                           *
     The Rt. Hon. Brian Mulroney, P.C. LL.D(17)         120,155                          *
     Robert E. Nederlander(18)                          120,155                          *
     Burton Perfit(19)                                  147,866                          *
     Anthony G. Petrello(20)                             31,800                          *
     Robert W. Pittman(21)                              600,775                          *
     Robert P. Rittereiser(22)                          202,217                          *
     E. John Rosenwald, Jr.(23)                         177,936                          *
     Stanley M. Rumbough, Jr.(24)                     1,838,834                          *
     Leonard Schutzman(25)                              124,955                          *
     Robert F. Smith(26)                                124,941                          *
     John D. Snodgrass(27)                            7,130,709                          *
     Craig R. Stapleton(28)                               2,000                          *
     Cosmo Corigliano(29)(31)                           960,550                          *
     Amy N. Lipton(30)(31)                              644,571                          *

Executive Officers and Directors
     as a group (30 persons)(32)                     83,202,374                       9.9%

---------------
*  Amount represents less than 1% of Common Stock

(1) Based on a letter, dated March 24, 1998, from FMR Corp. to the Company. This includes 66,550,482 shares beneficially owned by Fidelity Management & Research Company, as a result of its serving as an investment adviser; 4,187,078 shares beneficially owned by Fidelity Management Trust Company; and 267,019 shares beneficially owned by Fidelity Investment Limited. According to the letter, FMR Corp., through its control of Fidelity Management Trust Company, has sole dispositive power over 2,937,043 shares and sole power to vote or direct the voting of 1,250,035 shares, and no power to vote or direct the voting of 267,019 shares of common stock owned by the institutional account(s) as reported above. Fidelity International Limited has sole voting and dispositive power with respect to all the shares it beneficially owns.

(2) Based upon the information contained in a Schedule 13G dated February 12, 1998 by Massachusetts Financial Services Company, a registered investment adviser on behalf of itself and the other reporting person named therein, such reporting persons beneficially own 49,121,852 shares of Common Stock. According to the Schedule 13G, Massachusetts Financial Services Company and the other reporting person named in such filing have sole power to vote 49,048,022 of such shares, and have sole power to dispose of 49,121,852 of such shares.

(3) Amount includes options to purchase 4,186,093 shares of Common Stock which options are currently exercisable or exercisable within 60 days ("Vested Options"). Amount does not include 9,523 shares of Common Stock held by Mr. Forbes' spouse, nor 22,372 shares of Common Stock held by Mr. Forbes' spouse as custodian for their children, as to which Mr. Forbes disclaims beneficial ownership.

(4)       Includes 46,300,002 Vested Options.

(5)      Includes 2,542,481 Vested Options.

(6) Includes 961,240 Vested Options, 167,892 shares of Common Stock held in a grantor retained annuity trust of which Mr. Kunisch is the income beneficiary, 9,912 shares of Common Stock held by Mr. Kunisch's spouse and 78,621 shares of Common Stock held in the PHH Corporation Employee Investment Plan.

(7) Amount includes 1,630,941 Vested Options. Amount does not include 118,377 shares of Common Stock held by a charitable foundation founded by Mr. McLeod, as to which Mr. McLeod disclaims beneficial ownership.

(8)      Includes 1,802,325 Vested Options.

(9)      Includes 1,884,063 Vested Options.

(10)     Includes 2,383,876 Vested Options.

(11)     Includes 75,000 Vested Options

(12) Amount includes 188,438 Vested Options and 2,228,638 shares of Common Stock held by Sun Valley Investments, a limited partnership in which Mr. Burnap is the sole general and sole limited partner. Amount does not include 209,650 shares of Common Stock held by Mr. Burnap's spouse, as to which Mr. Burnap disclaims beneficial ownership.

(13)     Includes 120,155 Vested Options.

(14) Includes 188,438 Vested Options and 1,069,218 shares of Common Stock held indirectly by Mr. Donnelley under a trust under the will of Mr. Donnelley and 583,377 shares of Common Stock held indirectly by Mr. Donnelley under the Thorne Barnes Donnelley 1994 Trust. Amount does not include 8,589 shares of Common Stock held by custodian for Mr. Donnelley's children, as to which Mr. Donnelley disclaims beneficial ownership.

(15)     Includes 60,155 Vested Options.

(16)     Includes 188,438 Vested Options.

(17)     Includes 120,155 Vested Options.

(18)     Includes 120,155 Vested Options.

(19) Includes 134,500 Vested Options and 13,366 shares of Common Stock held by the Burton Charles Perfit Trust dated January 31, 1992.

(20)     Held by Anthony G. Petrello Revocable Trust.

(21)     Includes 600,775 Vested Options.

(22)     Includes 188,438 Vested Options.

(23)     Includes 120,155 Vested Options.

(24) Includes 112,500 Vested Options and 1,726,334 shares of Common Stock held by Rumbough Family Limited Partnership, a limited partnership in which Mr. Rumbough is the sole limited partner and sole shareholder of the sole general partner.

(25)     Includes 120,155 Vested Options.

(26) Includes 120,155 Vested Options and 4,806 shares of Common Stock owned by a Keough plan of which Mr. Smith is the sole beneficiary. Amount does not include 19,244 shares of Common Stock held in the name of the Smith Family Foundation of which Mr. Smith is President, as to which Mr. Smith disclaims beneficial ownership.

(27) Includes 6,337,683 Vested Options. Amount does not include 33,600 shares held by The Snodgrass Foundation of which Mr. Snodgrass and his spouse are trustees but in which they have no pecuniary interest. Mr. Snodgrass disclaims beneficial ownership of such shares.

(28) Does not include 500 shares owned by Mr. Stapleton's spouse, 3,093 shares owned by his mother, 1,687 shares in each of two trusts of which his daughter and son, respectively, are beneficiaries and 2,000 shares owned by his son, as to all of which Mr. Stapleton disclaims beneficial ownership.

(29)     Includes 880,207 Vested Options.

(30) Amount includes 638,750 Vested Options. Amount does not include 13,612 shares of Common Stock held by Ms. Lipton's spouse, as to which Ms. Lipton disclaims beneficial ownership.

(31) Ms. Lipton and Mr. Corigliano ceased being executive officers of the Company at the Effective Time.

(32) In addition to shares beneficially owned by executive officers and directors, share number includes an aggregate of 72,005,273 Vested Options held by officers and directors. Vested Options are deemed outstanding for the purpose of computing percent of class.

(33) Based on the number of shares outstanding on March 20, 1998 which aggregated 843,661,053 shares.

                              ELECTION OF DIRECTORS

                                [Proposal No. 1]

General
         The Board of Directors presently consists of twenty-eight members. As of December 15, 1997, in connection with the merger of the Company with HFS Incorporated ("HFS") which was consummated on December 17, 1997 (the "Merger"), the number of members of the Board of Directors was increased from ten to twenty-nine and the following individuals were appointed to fill the resulting vacancies (the "New Directors"):

              Henry R. Silverman        Martin L. Edelman
              Michael P. Monaco         Frederick D. Green
              Stephen P. Holmes         Dr. Carole G. Hankin
              Robert D. Kunisch         The Rt. Hon. Brian Mulroney, P.C., LL.D
              John D. Snodgrass         Robert E. Nederlander
              James E. Buckman          Anthony G. Petrello
              Leonard S. Coleman        Robert W. Pittman
              Christel DeHaan           E. John Rosenwald, Jr.
                                        Leonard Schutzman
                                        Robert F. Smith
                                        Craig Stapleton
                                        Robert T. Tucker

         Ms. Christel DeHaan resigned from the Board of Directors for personal reasons on January 22, 1998.

         The Board is divided into three classes. The Board of Directors has nominated ten candidates to be elected at the Meeting to serve as Class I directors for a three-year term ending at the 2001 Annual Meeting of Stockholders and when their successors are duly elected and qualified. All nominees are currently directors of the Company. The terms of the remaining 18 directors expire in 1999 and 2000.

         Each nominee has consented to being named in this Proxy Statement and to serve if elected. If, prior to the Meeting, any nominee should become unavailable to serve, the shares of Common Stock represented by a properly executed and returned proxy will be voted for such additional person as shall be designated by the Board of Directors, unless the Board determines to reduce the number of directors in accordance with the Company's Amended and Restated Certificate of Incorporation and the Bylaws.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED BY THE COMPANY WILL BE VOTED FOR THE ELECTION OF THE TEN NOMINEES LISTED BELOW.

         Certain information regarding each nominee and as to each incumbent director whose term of office extends to 1999 and 2000 and who, is therefore, not a nominee for election as a director at the Meeting, as of March 20, 1998, is set forth below, including such individual's age and principal occupation, a brief account of such individual's business experience during at least the last five years and other directorships currently held.

Information Regarding the Nominees for Term Expiring in 2001

              E. Kirk Shelton           Stephen A. Greyser
              Robert D. Kunisch         Dr. Carole G. Hankin
              John D. Snodgrass         The Rt. Hon. Brian Mulroney, P.C., LL.D
              Robert T. Tucker          Burton C. Perfit
                                        Robert W. Pittman
                                        E. John Rosenwald, Jr.

     Mr. Shelton, age 43, has been a Vice Chairman of the Company since December 1997 and a Director of the Company since 1995. Mr. Shelton also serves as a director and officer of several subsidiaries of the Company. Mr. Shelton was President of the Company from May 1991 until December 1997, Chief Operating Officer of the Company from 1988 to December 1997 and Executive Vice President of the Company from 1984 to 1991.

         Mr. Kunisch, age 56, has been a Vice Chairman and a Director of the Company since December 1997. Mr. Kunisch was a Vice Chairman of HFS from April 1997 to December 1997 and Chairman of the Board (since 1989), Chief Executive Officer (since 1988) and President (since 1984) of PHH Corporation. He is a director of the following corporations which file reports pursuant to the Exchange Act: CSX Corporation, Mercantile Bankshares Corporation and GenCorp, Inc.

     Mr. Snodgrass, age 41, has been a Director of the Company since December 1997. Mr. Snodgrass was a Director, President and Chief Operating Officer of HFS from February 1992 until December 1997 and was Vice Chairman of HFS from September 1996 until December 1997. From November 1994 through January 1996, Mr. Snodgrass served as Vice Chairman of the Board of Chartwell Leisure Inc.
("Chartwell Leisure"). Since December 1997, Mr. Snodgrass has been an independent investor. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - Other Relationships."

     Mr. Tucker, age 56, has been a Vice Chairman and a Director of the Company since December 1997 and has been Secretary of the Company since 1977. From 1972 through 1992, Mr. Tucker was a partner in Baker & McKenzie, a law firm. Since 1992, Mr. Tucker has been engaged in private legal practice. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - Other Relationships."

         Prof. Greyser, age 63, has been a Director of the Company since 1984 and is the Richard P. Chapman Professor of Business Administration (marketing/communications) at the Harvard Business School, on whose faculty he has served for over 30 years. He also serves as a director of Edelman Worldwide (a public relations firm), Opinion Research Corporation and the investment/brokerage firm Gruntal & Co. L.L.C.; he is also a past Vice Chairman of the Public Broadcasting Service.

     Dr. Hankin, age 55, has been a Director of the Company since December 1997. Dr. Hankin is Superintendent of Schools in Syosset, New York, a suburban K-12 school district; she has served in that district since 1990.

     Mr. Mulroney, age 58, has been a Director of the Company since December 1997. Mr. Mulroney was a Director of HFS from April 1997 until December 1997. Mr. Mulroney was Prime Minister of Canada from 1984 to 1993 and is currently Senior Partner in the Montreal-based law firm, Ogilvy Renault. He is a director of the following corporations which file reports pursuant to the Exchange Act:
Archer Daniels Midland Company Inc., Barrick Gold Corporation, Petrofina, S.A and Trizechahh Corporation Ltd. and Quebecor Printing Inc.

     Mr. Perfit, age 69, has been a Director of the Company since 1982. Mr. Perfit was a Senior Vice President of Jack Eckerd Corporation from 1980 until his retirement in 1986.

     Mr. Pittman, age 44, has been a Director of the Company since December 1997. Mr. Pittman was a Director of HFS from July 1994 until December 1997. Since February 1998, Mr. Pittman has been President and Chief Operating Officer of America Online, Inc. From October 1996 to February 1998, Mr. Pittman was President and Chief Executive Officer of AOL Networks, a unit of America Online, Inc. From September 1995 through October 1996, Mr. Pittman served as the Chief Executive Officer and Managing Partner of the Company's wholly owned subsidiary, Century 21 Real Estate Corporation. From 1990 until September 1995, Mr. Pittman served as President and Chief Executive Officer of Time Warner Enterprises, a business development unit of Time Warner Inc. and, from 1991 to September 1995, additionally, as Chairman and Chief Executive Officer of Six Flags Entertainment Corporation, the parent of Six Flags Theme Parks Inc. Mr. Pittman serves as a director of America Online, Inc., which files reports pursuant to the Exchange Act. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - Other Relationships."

     Mr. Rosenwald, age 67, has been a Director of the Company since December 1997. Mr. Rosenwald was a Director of HFS from September 1996 until December
1997. Mr. Rosenwald has been, since 1988, Vice Chairman of The Bear Stearns Companies Inc. Mr. Rosenwald also serves as a director of the following corporations which file reports pursuant to the Exchange Act: The Bear Stearns Companies Inc. and Hasbro, Inc. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - Other Relationships."

Information Regarding Directors Whose Terms Expire in 1999

                  Christopher K. McLeod              Stanley M. Rumbough, Jr.
                  Leonard S. Coleman                 Leonard Schutzman
                  Robert E. Nederlander              Robert F. Smith
                  T. Barnes Donnelley                Craig R. Stapleton

     Mr. McLeod, age 42, has been a Vice Chairman of the Company since December 1997 and a Director of the Company since 1995. Mr. McLeod also serves as a director and officer of several subsidiaries of the Company. Mr. McLeod was an Executive Vice President of the Company from 1986 to December 1997. He has been Chief Executive Officer of Cendant Software since January 1997. Mr. McLeod was a member of the Office of the President of the Company from 1988 to December 1997 and served as President of the Company's Comp-U-Card Division between 1988 and August 1995.

     Mr. Coleman, age 49, has been a Director of the Company since December 1997. Mr. Coleman was a Director of HFS from April 1997 until December 1997. Mr. Coleman has served as President of The National League of Professional Baseball Clubs since 1994, having previously served since 1992 as Executive Director, Market Development of Major League Baseball. Mr. Coleman is a director of the following corporations which file reports pursuant to the Exchange Act:
Beneficial Corporation, Avis Rent A Car, Inc., Owens Corning, The Omnicom Group and New Jersey Resources.

     Mr. Nederlander, age 64, has been a Director of the Company since December 1997. Mr. Nederlander was a Director of HFS from July 1995 to December 1997. Mr. Nederlander has been President and Director since November 1981 of the Nederlander Organization, Inc., owner and operator of one of the world's largest chains of legitimate theaters. Mr. Nederlander has been Chairman of the Board of Riddell Sports Inc. since April 1988 and was the Chief Executive Officer of such corporation from 1988 through April 1, 1993. From February until June 1992, Mr. Nederlander was also Riddell Sports Inc.'s interim President and Chief Operating Officer. He served as the Managing General Partner of the New York Yankees from August 1990 until December 1991, and has been a limited partner since 1973. Mr. Nederlander has been President since October 1985 of Nederlander Television and Film Productions, Inc.; Chairman of the Board and Chief Executive Officer since January 1988 of Mego Financial Corp. ("Mego") and Vice Chairman of the Board since February 1988 to early 1993 of Vacation Spa Resorts, Inc., an affiliate of Mego. Since September 1996, Mr. Nederlander has been a director of Mego Mortgage Corp. Mr. Nederlander also served as Chairman of the Board of Allis-Chalmers Corp. from May 1989 to 1993 and as Vice Chairman of Allis-Chalmers Corp. from 1993 through October 1996. He is currently a Director of Allis-Chalmers Corp. In October 1996, Mr. Nederlander became a director of New Communications, Inc., a publisher of community oriented free circulation newspapers. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS-Other Relationships."

         Mr. Donnelley, age 64, has been a Director of the Company since 1977 and, for at least the past five years, an independent investor.

     Mr. Rumbough, age 78, has been a Director of the Company since 1976 and, for at least the past five years, an independent investor. Mr. Rumbough is a director of International Flavors and Fragrances, Inc. which files reports pursuant to the Exchange Act.

     Mr. Schutzman, age 52, has been a Director of the Company since December 1997. Mr. Schutzman was a Director of HFS from August 1993 until December 1997. Mr. Schutzman is currently Chairman of the Board and Chief Executive Officer of Triad Capital Corporation of New York, a small business investment company, and is a professor at the William E. Simon Graduate School of Business at the University of Rochester in Rochester, New York. Mr. Schutzman was Senior Vice President of PepsiCo Inc. from February 1987 to April 1995.

     Mr. Smith, age 65, has been a Director of the Company since December 1997. Mr. Smith was a Director of HFS from February 1993 until December 1997. From November 1994 until August 1996, Mr. Smith also served as a Director of Chartwell. Mr. Smith is the retired Chairman and Chief Executive Officer of American Express Bank, Ltd. ("AEBL"). He joined AEBL's parent company, the American Express Company, in 1981 as Corporate Treasurer before moving to AEBL and serving as Vice Chairman and Co-Chief Operating Officer and then President prior to becoming Chief Executive Officer. Mr. Smith is currently a Partner in Car Component Technologies, Inc., an automobile parts remanufacturer, located in Bedford, New Hampshire.

     Mr. Stapleton, age 52, has been a Director of the Company since December 1997. Mr. Stapleton has been President of Marsh & McLennan Real Estate Advisors, Inc. since 1983. Mr. Stapleton is also a director of the following corporations which file reports pursuant to the Exchange Act: Alleghany Properties, Inc., a subsidiary of Alleghany Corp., T.B. Woods Inc. and Vacu Dry Co.

Information Regarding Directors Whose Terms Expire in 2000

Walter A. Forbes                   James E. Buckman          Anthony G. Petrello
Henry R. Silverman                 Bartlett Burnap         Robert P. Rittereiser
Michael P. Monaco                  Martin Edelman
Stephen P. Holmes                  Frederick Green

     Mr. Forbes, age 55, has been Chairman of the Board of Directors of the Company since 1983 and a Director of the Company since 1974. Mr. Forbes was Chief Executive Officer of the Company from 1976 until December 1997 and was the Company's President between 1982 and May 1991. Mr. Forbes also serves as a director and officer of several subsidiaries of the Company. Mr. Forbes is a director of the following corporation which files reports pursuant to the Exchange Act: NFO Worldwide, Inc.

     Mr. Silverman, age 57, has been President and Chief Executive Officer and Director of the Company since December 1997. Mr. Silverman was Chairman of the Board, Chairman of the Executive Committee and Chief Executive Officer of HFS from May 1990 until December 1997. From November 1994 until February 1996, Mr. Silverman also served as Chairman of the Board and Chief Executive Officer of Chartwell.

     Mr. Monaco, age 50, has been a Vice Chairman, the Chief Financial Officer and a Director of the Company since December 1997. Mr. Monaco was Vice Chairman and Chief Financial Officer of HFS from October 1996 until December 1997 and was a Director of HFS from January 27, 1997 until December 1997. Mr. Monaco also serves as a director and officer of several subsidiaries of the Company. Mr. Monaco served as Executive Vice President and Chief Financial Officer of the American Express Company from September 1990 to June 1996. Mr. Monaco serves as a director of the following corporation which file reports pursuant to the Exchange Act: Avis Rent A Car, Inc. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - Relationship with Avis Rent A Car, Inc." and "- Relationship with NRT."

     Mr. Holmes, age 41, has been a Vice Chairman and Director of the Company since December 1997. Mr. Holmes was Vice Chairman of HFS from September 1996 until December 1997 and was a Director of HFS from June 1994 until December 1997. From July 1990 through September 1996, Mr. Holmes served as Executive Vice President, Treasurer and Chief Financial Officer of HFS. Mr. Holmes also serves as a director and officer of several subsidiaries of the Company. Mr. Holmes is a director of the following corporations that file reports pursuant to the Exchange Act: Avis Rent A Car, Inc. and Chartwell. Mr. Holmes is also a Director of Avis Europe PLC. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - Relationship with Avis Rent A Car, Inc."

     Mr. Buckman, age 53, has been the Senior Executive Vice President, General Counsel and a Director of the Company since December 1997. Mr. Buckman was the Senior Executive Vice President and General Counsel and Assistant Secretary of HFS from May 1997 to December 1997, a Director of HFS since June 1994 and was Executive Vice President, General Counsel and Assistant Secretary of HFS from February 1992 to May 1997. Mr. Buckman also serves as a director and officer of several subsidiaries of the Company. From November 1994 to February 1996, Mr. Buckman served as the Executive Vice President, General Counsel and Secretary of Chartwell and until August 1996 he served as a director of Chartwell. He was a partner with Troutman, Sanders, Lockersman & Ashmore, an Atlanta, Georgia law firm, from January 1990 to February 1992.

     Mr. Burnap, age 66, has been a Director of the Company since 1976 and currently is an independent investor. Since 1978, he has been President of the Ralph J. Weiler Foundation, a charitable foundation. Since 1981, he has been President of CIB Associates, a venture capital firm. Mr. Burnap was Chairman of the Company's Board of Directors between 1976 and 1983.

     Mr. Edelman, age 56, has been a Director of the Company since December 1997. Mr. Edelman was a Director of HFS from November 1993 until December 1997. Mr. Edelman also serves as President and a Director of Chartwell. He has been a partner with Battle Fowler, a New York City law firm, from 1972 through 1993 and since January 1, 1994 has been Of Counsel to that firm. Mr. Edelman is also a partner of Chartwell Hotels Associates, Chartwell Leisure Associates L.P., Chartwell Leisure Associates L.P. II, and of certain of their respective affiliates. Mr. Edelman also serves as a director of the following corporations which file reports pursuant to the Exchange Act: Avis Rent A Car, Inc. and Capital Trust. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - Relationship with Chartwell", "-Relationship with Avis Rent A Car, Inc." and "- Other
Relationships."

     Mr. Green, age 59, has been a Director of the Company since December 1997. Mr. Green is President and Chairman of Golf Services, Inc. Since 1969, Golf Services and its affiliates have been engaged in the ownership and development of residential and commercial real estate projects as well as the creation and management of golf clubs.

     Mr. Petrello, age 43, has been a Director of the Company since December 1997. Mr. Petrello has been President and Chief Operating Officer of Nabors Industries, Inc. (an international drilling contractor) since 1992 and a member of the Executive Committee of Nabors Industries since 1991. Mr. Petrello has also been a director of Danielson Holding Corporation, a financial services holding company, since 1996. From 1979 to 1991, Mr. Petrello was with Baker & McKenzie, a law firm, where Mr. Petrello was Managing Partner of its New York office until his resignation in 1991. Mr. Petrello continues as of counsel to Baker & McKenzie, and the firm continues to provide legal services to the Company.

     Mr. Rittereiser, age 59, has been a Director of the Company since 1982 and is Chairman and Chief Executive Officer of Gruntal Financial L.L.C., an investment services firm based in New York City. He is Chairman of Yorkville Associates Corp., a private investment and financial concern, since its formation in April 1989. He served as a Trustee of the DBL Liquidating Trust from April 1992 through April 1996. He served as a Director in 1990, as Chairman in November 1992, and as President and Chief Executive Officer from March 1993 until February 1995 of Nationar, a New York banking services company which was taken over on February 6, 1995 by the Acting Superintendent of Banks of New York State. He is a Director of the following corporations which file reports pursuant to the Exchange Act: Ferrofluidics Corporation, Interchange Financial Services Corp. and Wallace Computer Services, Inc.

     Messrs. Holmes and Pittman were directors and Mr. Snodgrass was Chairman of the Board of AMRE, Inc. ("AMRE") within two years prior to January 20, 1997, the date on which AMRE filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Although the Company had a minor investment in AMRE, AMRE is not an affiliate of or otherwise related to the Company.

Committees and Meetings of the Board of Directors

Board of Directors

         The Board of Directors held 10 meetings during 1997. All incumbent directors attended at least 75% of the aggregate number of meetings of the Board and committees of the Board on which they served, except that the New Directors attended at least 75% of those meetings held after their appointment in December 1997.

Executive Committee

         Prior to the effective time of the Merger, the Executive Committee was composed of Walter A. Forbes, E. Kirk Shelton, Bartlett Burnap, Robert P. Rittereiser and Stanley M. Rumbough, Jr. (the "Pre-Merger Executive Committee"). The Pre-Merger Executive Committee had all of the powers of the Board of Directors when the Board was not in session, usually between regular Board meetings and when timing was critical, except that the Pre-Merger Executive Committee did not have the power to elect Directors or officers of the Company, to alter, amend or repeal by-laws of the Company or any resolution of the Board relating to the Pre-Merger Executive Committee, to declare any dividend or distribution to the shareholders of the Company, to appoint any member of the Pre-Merger Executive Committee, or to take any other action specifically reserved by law to the Board of Directors. The Pre-Merger Executive Committee held one meeting during 1997.

         At the effective time of the Merger (the "Effective Time"), a new Executive Committee of the Board of Directors (the "Executive Committee") was appointed. The Executive Committee (which also acts as the nominating committee) is composed of Walter A. Forbes (Chairman), Henry R. Silverman, E. Kirk Shelton, Christopher K. McLeod, Robert P. Rittereiser, Michael P. Monaco, Stephen P. Holmes and Martin L. Edelman. Until the third anniversary of the Effective Time, the Board of Directors has delegated to the Executive Committee full and exclusive power and authority to evaluate director candidates for election to the Board of Directors and committees of the Board of Directors, to nominate directors for election to the Board of Directors at any annual or special meeting of stockholders, and to elect directors to fill vacancies (i) on the Board of Directors between stockholder meetings or (ii) on any committee of the Board (to the extent an alternate member has not been previously designated by the Board of Directors). The Executive Committee also has and may exercise all of the powers of the Board of Directors when the Board is not in session, including the power to authorize the issuance of stock, except that the Executive Committee has no power to (a) alter, amend or repeal the By-Laws or any resolution or resolutions of the Board of Directors, (b) declare any dividend or make any other distribution to the stockholders of the Company, (c) appoint any member of the Executive Committee, or (d) take any other action which legally may be taken only by the full Board of Directors. The Chairman of the Board will serve as Chairman of the Executive Committee. The Executive Committee did not meet in 1997.

         Pursuant to the By-Laws, nomination of directors for election to the Board of Directors and the election of directors to fill vacancies arising between stockholders' meetings or the election of directors to fill vacancies on any committee of the Board of Directors will be undertaken by the Executive Committee such that the number of HFS Directors (as defined below) and CUC Directors (as defined below) on the Board of Directors or any committee of the Board of Directors will be equal. Prior to the Merger, the nominating committee consisted of Messrs. Burnap (Chairman), Greyser, Rittereiser and Rumbough. The pre-merger nominating committee held one meeting in 1997.

         The term "HFS Director" means (i) any person serving as a director of HFS on May 27, 1997 (or any person appointed by the HFS Board of Directors after May 27, 1997 to fill a vacancy on the HFS Board created other than due to an increase in the size of the HFS Board of Directors) who continues as a director of the Company at the Effective Time and (ii) any person who becomes a director of the Company and who was designated as such by the remaining HFS Directors prior to his or her election; and the term "CUC Director" means (a) any person serving as a director of the Company on May 27, 1997 (or any person appointed by the CUC Board of Directors after May 27, 1997 to fill a vacancy on the CUC Board of Directors created other than due to an increase in the size of the CUC Board of Directors) who continues as a director of the Company at the Effective Time,
(b) any of the five persons designated by the CUC Directors to become a director of the Company on December 15, 1997, and (c) any person who becomes a director of the Company and who was designated as such by the remaining CUC Directors prior to his or her election.

         Resolutions regarding the filling of a director vacancy between stockholder meetings, the filling of a vacancy on any committee of the Board or the nomination of a director for election at any annual or special meetings of stockholders in a manner that (i) is consistent with the governance plan of the Company requires the approval by only three members of the Executive Committee (or only two members if there are then two vacancies on the Executive Committee) or (ii) is inconsistent with the governance plan of the Company requires approval by at least seven members of the Executive Committee. To be consistent with the governance plan, nominations of Directors for election to the Board of Directors at any annual or special meeting of stockholders, the election of Directors to fill vacancies on the Board of Directors at any annual or special meeting of stockholders, the election of Directors to fill vacancies on the Board of Directors in between stockholders' meetings or the election of Directors to fill vacancies on any committee of the Board of Directors (to the extent an alternate member has not been previously designated by the Board of Directors) shall be undertaken by the Executive Committee such that (1) the number of HFS Directors and CUC Directors on the Board of Directors or any committee of the Board shall be equal and (2) the remaining HFS Directors (if the number of HFS Directors is less than the number of CUC Directors) or the remaining CUC Directors (if the number of CUC Directors is less than the number of HFS Directors) shall designate the person to be nominated or elected.

     Until the third anniversary of the Effective Time, any change to the above procedure will require the affirmative vote of 80% of the Board of Directors.

Audit Committee

         Prior to the Effective Time, the Audit Committee (the "Pre-Merger Audit Committee") was composed of T. Barnes Donnelley, Stephen A. Greyser and Burton
C. Perfit (Chairman). The Pre-Merger Audit Committee recommended to the Board a firm of independent auditors to conduct the annual audit of the Company's financial statements, reviewed with such firm the overall scope and results of the annual audit, reviewed and approved the performance by such independent auditors of professional services in addition to those which were audit-related, and reviewed the fees charged by the independent auditors for professional services. In addition, the Audit Committee met periodically with the independent auditors and representatives of management to review accounting activities, financial controls and reporting. During 1997, the Audit Committee held two meetings.

     At the Effective Time, the Board of Directors appointed a new Audit Committee (the "New Audit Committee") composed of Frederick D. Green (Chairman), Robert P. Rittereiser, E. John Rosenwald, Jr. and Robert E. Nederlander. The New Audit Committee reviews and evaluates the Company's internal accounting and auditing procedures; recommends to the Board of Directors the firm to be appointed as independent accountants to audit the Company's financial statements; reviews with management and the independent accountants the Company's year-end operating results; reviews the scope and results of the audit with the independent accountants; reviews with management the Company's interim operating results; and reviews the non-audit services to be performed by the firm of independent accountants and considers the effect of such performance on the accountants' independence. The New Audit Committee did not meet in 1997.

Compensation Committee

         Prior to the Effective Time, the Compensation Committee (the "Pre-Merger Compensation Committee") was composed of Bartlett Burnap, Stephen A. Greyser, Robert P. Rittereiser (Chairman) and Stanley M. Rumbough, Jr. The Pre-Merger Compensation Committee recommended to the Board of Directors overall compensation philosophy and policies for the Company and determined the salary range for different executive levels and the specific compensation for the Company's Chief Executive Officer. See "Executive Compensation and Other Information--Compensation Committee Report on Executive Compensation." The Pre-Merger Compensation Committee reviewed and made recommendations to the Board concerning plans, programs, and benefits which related to executive compensation, and made incentive compensation and stock option awards. In addition, the Pre-Merger Compensation Committee reviewed and made recommendations to the Board concerning selection, recruiting, hiring, and promotion of key executive personnel. During 1997, the Pre-Merger Compensation Committee held eight meetings.

         At the Effective Time, the Board of Directors appointed a new Compensation Committee (the "New Compensation Committee") composed of Robert F. Smith (Chairman), Leonard Schutzman, Anthony G. Petrello and Robert T. Tucker. The New Compensation Committee has the following powers and authority: (i) determining and fixing the compensation for all senior officers of the Company and those of its subsidiaries that the New Compensation Committee shall from time to time consider appropriate, as well as all employees of the Company and its subsidiaries compensated at a rate in excess of such amount per annum as may be fixed or determined from time to time by the Board; (ii) performing the duties of the committees of the Board provided for in any present or future stock option, incentive compensation or employee benefit plan of the Company or, if the New Compensation Committee shall so determine, any such plan of any subsidiary; and (iii) reviewing the operations of and policies pertaining to any present or future stock option, incentive compensation or employee benefit plan of the Company or any subsidiary that the New Compensation Committee shall from time to time consider appropriate. Each resolution of the New Compensation Committee requires approval by at least three members of such committee. The New Compensation Committee did not meet in 1997.

Director Compensation

         Non-Employee  Directors (as defined in Rule 16b-3(b)(3) of the Exchange
Act) of the Company receive an annual retainer of $30,000, plus $4,000 for chairing a committee and $2,000 for serving as a member of a committee other than Chairman. Non-Employee Directors also are paid $1,000 for each Board meeting attended and $500 ($1,000 for committee chair) for each Board committee meeting if held on the same day as a Board meeting and $1,000 ($2,000 for committee chair) for each Board committee meeting attended on a day on which there is no Board meeting. Non-Employee Directors are reimbursed for expenses incurred in attending meetings of the Board of Directors and committees.

         The Company provides $100,000 of term life insurance coverage for each Non-Employee Director to the beneficiary designated by such Non-Employee Director. In addition, the Company has purchased joint life insurance contracts in the amount of $1 million for each Director. Upon the death of such Director, the Company will donate an aggregate of $1 million to one or more charitable organizations designated by such Director from the proceeds of such insurance policy. With the exception of such joint life insurance contracts, members of the Board of Directors who are officers or employees of the Company or any of its subsidiaries do not receive compensation or reimbursement of expenses for serving in such capacity.

         Non-Employee Directors have also received grants of stock options under one or more of the following plans: 1990 Directors Stock Option Plan, 1992 Directors Stock Option Plan, 1994 Director Stock Option Plan, the 1997 Stock Incentive Plan and the HFS 1993 Stock Option Plan.

         Directors shall be elected by the affirmative vote of the holders of a majority of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote in the election of directors. Pursuant to applicable Delaware law, abstentions and broker non-votes will have the effect of a vote against the election of the Director.

                               EXECUTIVE OFFICERS

         The executive officers of the Company as of the date of this Proxy Statement are set forth in the table below. All executive officers are appointed at the annual meeting or interim meetings of the Board of Directors. Each executive officer is appointed by the Board to hold office until his or her successor is duly appointed and qualified:

      Name                                    Office or Positions Held
---------------------                  -----------------------------------------
Walter A. Forbes                       Chairman of the Board

Henry R. Silverman                     President and Chief Executive Officer

Michael P. Monaco                      Vice Chairman and Chief Financial Officer

Stephen P. Holmes                      Vice Chairman

Robert D. Kunisch                      Vice Chairman

Christopher K. McLeod                  Vice Chairman

E. Kirk Shelton                        Vice Chairman

Robert T. Tucker                       Vice Chairman and Secretary

James E. Buckman                       Senior Executive Vice President, General
                                       Counsel and Assistant Secretary

     For biographical information concerning the Executive Officers of the Company, see "Election of Directors."

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

         The following table sets forth the 1995, 1996 and 1997 cash and noncash compensation awarded to or earned by the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company (the "Named Executive Officers"):


                           SUMMARY COMPENSATION TABLE

                                           Annual Compensation(2)              Long Term Compensation
                              ---------- ------------- ------------- ---------------- ------------- -----------------
                                                                                       Securities
                                                                       Restricted      Underlying      All Other
Name and                        Year                                 Stock Award(s)     Options/      Compensation
Principal Position               (1)      Salary($)      Bonus($)        (3)($)         SARs (#)         ($)(4)
----------------------------- ---------- ------------- ------------- ---------------- -------------  -------------

Walter A. Forbes              1997       782,772.66    780,000.00                0      4,400,000     8,283,244.00
Chairman of the Board(5)      1996       757,228.00    760,000.00        5,081,175        225,000       268,513.00
                              1995       732,470.00    725,000.00                0        112,500       264,828.00

Henry R. Silverman            1997        60,672.00             0                0     19,307,180                0
President and Chief           1996                0             0                0              0                0
Executive Officer(5)          1995                0             0                0              0                0


E. Kirk Shelton               1997       514,769.84    520,000.00                0      2,200,000     7,913,005.00
Vice Chairman                 1996       480,000.00    480,000.00        4,234,313        187,500       131,644.00
                              1995       450,000.00    450,000.00                0         78,750       131,223.00


Christopher K. McLeod         1997       514,769.84    520,000.00                0      2,200,000     7,841,112.00
Vice Chairman                 1996       480,000.00    480,000.00        4,234,313        187,500       125,559.00
                              1995       450,000.00    450,000.00                0         78,750       122,057.00


Cosmo Corigliano              1997       216,520.64    100,000.00                0        830,000     3,607,999.00
Executive Vice                1996       189,134.00     80,000.00        1,354,980        172,500        15,517.00
President(6)                  1995(7)    160,000.00     30,000.00                0         18,000         7,044.00

Amy N. Lipton                 1997       246,898.33    120,000.00                0        830,000     3,608,119.00
Executive Vice                1996       224,211.00    100,000.00        1,354,980        172,000        15,637.00
President and Deputy          1995(7)    210,000.00     80,000.00                0         11,250         7,129.00
General Counsel(6)
------------------------


(1) As of the Effective Time, the Company changed its fiscal year end from year ended January 31 to year ended December 31. The compensation provided for Messrs. Forbes, Shelton, McLeod and Corigliano and for Ms. Lipton for 1995 and 1996 is based on the fiscal years ended January 31, 1996 and January 31, 1997, respectively.

(2) For each of the Named Executive Officers for the year ended December 31, 1997 and for each of the fiscal years ended January 31, 1997 and 1996, there were no payments by the Company of (i) perquisites over the lesser of $50,000 or 10% of the individual's total salary and bonus for the year,
     (ii) above-market earnings on deferred compensation, (iii) earnings with respect to long-term incentive plans, (iv) tax reimbursements, or (v) preferential discounts on stock.

(3) Awards of restricted stock were made to Messrs. Forbes, Shelton, McLeod and Corigliano and Ms. Lipton on July 24, 1996 pursuant to the Company's 1989 Restricted Stock Plan. The value of the awards set forth in the table above reflects the number of shares of restricted stock granted to such Named Executive Officer on that date multiplied by the closing market price of a share of Common Stock on the New York Stock Exchange, Inc. ("NYSE") on that date, which was $22.583. The restrictions on these shares lapsed at the Effective Time.

(4) "All Other Compensation" includes: (i) contributions of $1,584 for each of Messrs. Forbes, Shelton, McLeod and Corigliano and Ms. Lipton and contributions of $1,577 for Mr. Forbes to the Company's 401(k) Plan to match 1997 pre-tax elective deferral contributions (included under Salary) made by each such individual to such plan; and (ii) the premiums paid by the Company for the term life component of "split-dollar" life insurance policies (the "Insurance Program") procured by the Company in respect of these executive's lives. In 1997, premiums of $30,168, $4,401, $7,196, $685 and $805 were paid in respect of Messrs. Forbes, Shelton, McLeod and Corigliano and Ms. Lipton, respectively. "All Other Compensation" also includes the present dollar value, determined in accordance with SEC regulations, and based on actuarial computations, as of December 31, 1997 and each of January 31, 1997, 1996, respectively, of the benefit to the Named Executive Officers of the remainder of the premium payments made by the Company in respect of such Named Executive Officers on December 31, 1997 and each of January 31, 1997 and January 31, 1996, respectively. The present dollar value of such payments as of December 31, 1997 is as follows: Walter A. Forbes--$751,499; E. Kirk Shelton--$482,020; Christopher
     K. McLeod--$407,332; Cosmo Corigliano--$5,730; and Amy N. Lipton--$5,730. "All Other Compensation" also includes amounts payable to Messrs. Forbes, Shelton, McLeod, Corigliano and Ms. Lipton under the previously adopted CUC Executive Retirement Plan (the "SERP"), which became payable upon the consummation of the Merger, as follows: Walter A. Forbes - $7,500,000; E. Kirk Shelton - $7,425,000; Christopher K. McLeod - $7,425,000; Cosmo Corigliano - $3,600,000; and Amy N. Lipton - $3,600,000. The payments under the SERP were in full settlement of all benefits under the SERP.

(5) At the Effective Time, Mr. Silverman became President and Chief Executive Officer of the Company. Prior to the Effective Time, Mr. Forbes served as Chief Executive Officer of the Company. The compensation shown in the table above reflects only the compensation received by Mr. Silverman from the Company.

(6) Ms. Lipton and Mr. Corigliano ceased being executive officers of the Company at the Effective Time.

(7) Ms. Lipton and Mr. Corigliano received stock options for all or part of their respective salaries and/or bonuses during 1995.

         Each participant in the Insurance Program is provided ordinary life insurance coverage and enters into a split-dollar agreement with the Company. The Company pays the full premium of the policy. The participant is the owner of the policy and is obligated to pay tax on the value of a portion of the coverage. The Company retains an interest in the policy equal to the accumulated premiums paid. Upon Messrs. Forbes', Shelton's and McLeod's retirement, and upon the Company's termination of their respective policies in the case of Mr. Corigliano and Ms. Lipton (each a "Termination Date"), the Company is entitled to recover all of its previous premium payments, and any remaining cash outlays by the Company will cease. Any cash value in the policy in excess of the premiums recovered by the Company is retained by the participant. In the event of the participant's death prior to the Termination Date, the Company is entitled to recover all premium payments from the death benefit and the balance of the death benefit will be paid to the participant's estate.

Option Grants Table

         The following tables summarize option grants during the last fiscal year for the named executive officers.


                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                Individual Grants
                              ---------------------------------------------------------------
                              Number of             % of Total                                        Grant Date
                              Securities            Options/SARs    Exercise
                              Underlying            Granted to      or Base                             Value
                                                                                                        -----
                              Options/SARs          Employees in    Price       Expiration            Grant Date
Name                          Granted(#)(1)         Fiscal Year     ($/Sh)      Date                    Present
                                                                                                      Value $(2)
                              --------------------- --------------- ----------- --------------- ------------------------

Walter A. Forbes                      400,000(3,7)      0.52%      $20.50      04/21/2007             $  4,028,000
                                  4,000,000(4,6,8)      5.16%      $31.375     12/17/2007             $ 61,400,000

Henry R. Silverman                  4,806,200(3,9)      6.20%      $20.75      04/30/2007             $ 56,376,724
                                   14,500,980(3,8)     18.69%      $31.375     12/17/2007             $223,460,100

E. Kirk Shelton                       400,000(3,7)      0.52%      $20.50      04/21/2007             $  4,028,000
                                  1,800,000(5,6,8)      2.32%      $31.375     12/17/2007             $ 27,738,000

Christopher K. McLeod                 400,000(3,7)      0.52%      $20.50      04/21/2007             $  4,028,000
                                  1,800,000(5,6,8)      2.32%      $31.375     12/17/2007             $ 27,738,000

Cosmo Corigliano                      230,000(3,7)      0.30%      $20.50      04/21/2007             $  2,316,100
                                    600,000(5,6,8)      0.77%      $31.375     12/17/2007             $  9,246,000
Amy N. Lipton                         230,000(3,7)      0.30%      $20.50      04/21/2007             $  2,316,100
                                    600,000(5,6,8)      0.77%      $31.375     12/17/2007             $  9,246,000




(1) Options granted to the named Executive Officers expire ten years after grant. The new Compensation Committee retains discretion to modify the terms of outstanding options provided that the options, as modified, do not violate the terms of the respective plan under which they were granted.

(2) The values assigned to each reported option on this table are computed using the Black-Scholes option pricing model. The calculations for options granted on April 21, 1997 assume a risk-free rate of return of 6.86%, which represents the ten-year yield of United States Treasury Notes on the option grant date. The calculations for options granted on April 30, 1997 assume a risk free rate of return of 6.71% which represents the ten-year yield of United States Treasury Notes on the option grant date. The calculations for options granted on December 17, 1997 assume a risk-free rate of return of 5.80%, which represents the ten-year yield of United States Treasury Notes on the option grant date. The calculations for both April 1997 grant dates also assume a 28.5% volatility and the December 1997 grant date assumes a 30.8% volatility; however, there can be no assurance as to the actual volatility of the Common Stock in the future. The calculations for all grant dates also assume no dividend payout, a straight-line, and a five year expected life. In assessing these option values, it should be kept in mind that no matter what theoretical value is placed on a stock option on the date of grant to a Named Executive Officer, its ultimate value will depend on the market value of the Common Stock at a future date.

(3) Options were immediately exercisable upon grant (in the case of Mr. Silverman)or (in the case of the other Named Executive Officers) became exercisable at the Effective Time.

(4) Options are scheduled to vest and become exercisable in yearly increments of 33 1/3%, commencing on January 1, 1999.

(5) Options are scheduled to vest and become exercisable in yearly increments of 25%, commencing on January 1, 1999.

(6) The vesting of these options also accelerates under certain circumstances (including a change of control of the Company occurring after the Effective Time) under the terms of the named Executive Officers' respective employment agreements. See "Employment Contracts and Termination, Severance and Change of Control Arrangements."

(7) Granted April 21, 1997. The fair market value of Common Stock on the date of grant, in accordance with the applicable stock option plan, was $20.50.

(8)      Granted  December  17,  1997.  The fair  market  value of Common
         Stock on the date of grant, in accordance with the applicable stock option plan, was $31.375.

(9) Granted April 30, 1997 by HFS. The fair market value of Common Stock on the date of grant, in accordance with the applicable stock option plan, was $20.75. At the Effective Time, Mr. Silverman's options were adjusted to reflect the conversion of each share of HFS Common Stock into 2.4031 shares of the Company's Common Stock.

Option Exercises and Year-End Option Value Table

         The following table summarizes the exercise of options by the Named Executive Officers during the last fiscal year and the value of unexercised options held by such named executives as of the end of such fiscal year.

                     AGGREGATED OPTION/SAR EXERCISES IN LAST
                    FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                                      Number of Securities         Value of Unexercised
                                                                     Underlying Unexercised      In-the-Money Options/SARs
                            Shares Acquired                               Options/SARs               at FY-End ($)(1)
                              On Exercise       Value Realized           at FY-End (#)           Exercisable/Unexercisable
           Name                   (#)                ($)           Exercisable/Unexercisable
--------------------------- ----------------- ------------------- ----------------------------- ----------------------------

Walter E. Forbes                  11,026             289,828          2,486,093 / 4,000,000        49,078,122 / 9,250,000

Henry R. Silverman             1,123,449          27,058,239         46,300,002 /         0       832,972,289 /         0

E. Kirk Shelton                  282,658           5,970,340          1,884,063 / 1,800,000        34,687,560 / 4,162,500

Christopher K. McLeod            464,065           8,575,428          1,630,941 / 1,800,000        29,351,738 / 4,162,500

Cosmo Corigliano                       0                   0            880,207 /   600,000        15,465,391 / 1,387,500

Amy N. Lipton                     57,192             917,921            815,937 /   600,000        14,096,276 / 1,387,500


------------------------

(1) Based upon the closing price of the Common Stock on the NYSE on December 31, 1997, and applicable option exercise prices.

Employment Contracts and Termination, Severance and Change of Control
Arrangements

         Each Named Executive Officer is employed by the Company pursuant to a written employment agreement. Mr. Forbes serves as Chairman of the Board pursuant to an amended and restated employment agreement (the "Forbes Employment Agreement"), which became effective at the Effective Time and replaced and superseded his former employment agreement (the "Old Forbes Employment Agreement"). Under the Forbes Employment Agreement, Mr. Forbes will be employed for a five-year period (the "Period of Employment"), beginning on the Effective Time, which term will be extended automatically on each anniversary of the Effective Time for an additional year unless either the Company or Mr. Forbes gives written notice that the Period of Employment will end at the end of the then-existing Period of Employment. During the Period of Employment through December 31, 1999, Mr. Forbes will serve as Chairman of the Board and as Chairman of the Executive Committee, and from and after January 1, 2000, as President and Chief Executive Officer. During the Period of Employment, Mr. Forbes will be paid an annual base salary of not less than $1,250,000 and an annual bonus equal to the lesser of (i) 0.75% of the Company's "EBITDA" (as defined in the Old Forbes Employment Agreement) or (ii) 100% of his annual base salary. Under the Forbes Employment Agreement, at the Effective Time, Mr. Forbes received a grant of stock options with respect to four million shares of Common Stock with an exercise price equal to $31.375 per share, vesting in three equal installments on each of the first three anniversaries of the Effective Time. Mr. Forbes will be eligible to participate in the Company's other compensation and employee benefit plans or programs, and to receive perquisites no less favorable than those provided to the Chief Executive Officer of the Company (or, at such times as Mr. Forbes is serving as Chief Executive Officer, those provided to the Chairman of the Board).

         The Forbes Employment Agreement provides for the continuation of certain provisions of the Old Forbes Employment Agreement, including an arrangement for split dollar life insurance; provisions for death, disability and retirement; certain restrictive covenants, including a covenant not to compete with the Company; and a provision that, in the event of a "Change of Control" (as defined in the Old Forbes Employment Agreement), all then unvested stock options and restricted stock held by Mr. Forbes will vest. The arrangement for split dollar life insurance requires the Company to pay premiums of approximately $538,000 per year until Mr. Forbes reaches the age of 60.

         Under the Forbes Employment Agreement, if the Company were to fail to appoint and maintain Mr. Forbes as Chief Executive Officer from and after January 1, 2000 for the balance of the Period of Employment (for any reason other than his death, disability, retirement or resignation) or, if before January 1, 2002, Mr. Forbes' employment were to be terminated by the Company other than in the event of a Termination for Cause (as defined below) or by Mr. Forbes in a Constructive Discharge (as defined below), the Company has agreed to pay Mr. Forbes $25,000,000 in cash, and grant him stock options to acquire Common Stock having a Black-Scholes value of $12,500,000 (such options to be fully vested upon grant and to remain exercisable for their term notwithstanding the termination of Mr. Forbes' employment). In addition, in such event, any then unvested stock options and restricted stock held by Mr. Forbes would vest and such stock options would remain exercisable for the remainder of their terms. For these purposes: (i) "Termination for Cause" means a termination of Mr. Forbes' employment by the Company by written notice to him specifying the event relied upon for such termination, due to Mr. Forbes's serious, willful misconduct with respect to his duties under the Forbes Employment Agreement (including but not limited to conviction for a felony or perpetration of a common law fraud) which has resulted or is likely to result in material economic damage to the Company and which is not cured (if such breach is capable of being cured) within 30 days after written notice thereof to Mr. Forbes; and (ii) "Constructive Discharge" means a termination of Mr. Forbes' employment by him because of a failure of the Company to fulfill its obligations under the Forbes Employment Agreement, including any reduction of his compensation, failure to maintain him in the positions specified above, any other material change by the Company in the functions, duties or responsibilities of the position which would reduce the ranking or level, dignity, responsibility, importance or scope of the position, or the relocation of Mr. Forbes by the Company to a place of employment that is more than 15 miles from the city limits of Stamford, Connecticut.

         Under the Forbes Employment Agreement, in the event of a termination of Mr. Forbes' employment for any reason, in addition to the payments described in the preceding paragraph, he will be entitled to receive $10,000,000 as a cash retirement benefit, together with earned but unpaid base salary and incentive compensation awards on a pro rata basis for the year of termination; all then unvested stock options and restricted stock will vest; all then unpaid premiums with respect to the split dollar life insurance maintained on his behalf by the Company will be contributed to an escrow agent; and welfare benefits for Mr. Forbes and his spouse will continue for five years. Such benefits would have been payable to Mr. Forbes upon termination of his employment following consummation of the Merger under the Old Forbes Employment Agreement.

         The Forbes Employment Agreement provides that Mr. Forbes will be made whole on an after-tax basis with respect to certain excise taxes which may in certain cases be imposed upon payments under the agreement.

         Mr. Silverman serves as President and Chief Executive Officer of the Company pursuant to an amendment (the "Silverman Amendment") to the employment agreement between HFS and Mr. Silverman, as amended and restated as of June 30, 1996 and further amended as of January 27, 1997 (the "Silverman Employment Agreement"), which amendment became effective at the Effective Time.

         The Silverman Amendment provides for the employment of Mr. Silverman by the Company from and after the consummation of the Merger. The Silverman Amendment provides that Mr. Silverman will be employed for the Period of Employment, which term will be extended automatically on each anniversary of December 17, 1997 (the "Closing Date") for an additional year unless either the Company or Mr. Silverman gives written notice that the Period of Employment will end at the end of the then-existing Period of Employment. During the Period of Employment through December 31, 1999, Mr. Silverman will serve as President and Chief Executive Officer of the Company, and thereafter he will serve as Chairman of the Board and Chairman of the Executive Committee of the Company.

         The Silverman Employment Agreement provides for Mr. Silverman to receive an annual base salary of not less than $1,500,000 and an annual bonus equal to the lesser of (i) .75% of the Company's "EBITDA" (as defined in the Silverman Employment Agreement) for the applicable fiscal year or (ii) 150% of his annual base salary. The Silverman Employment Agreement also provides for the annual grant to Mr. Silverman, on each of July 1, 1998, 1999 and 2000, of options to acquire 2 million shares of Common Stock, which will be fully vested upon grant, at an exercise price equal to the fair market value of the Common Stock on the grant date. Under the Silverman Employment Agreement, upon the occurrence of the Change of Control (as defined in the Silverman Employment Agreement) in which shareholders receive consideration substantially in the form of stock or other equity securities, Mr. Silverman would receive a lump sum amount, payable, in the case of the Merger, in cash or shares of Common Stock, equal to the value of any such options that have not yet been granted (the "Remaining Options"). The Merger constituted a Change of Control giving rise to such payment under the Silverman Employment Agreement. In consideration of Mr. Silverman's waiver of his right to such payment, the Silverman Amendment provided for the grant of options to acquire 14,500,000 shares of Common Stock. In addition, the Silverman Amendment contains a provision consistent with the Silverman Employment Agreement that, in the event of a Change of Control other than the Merger, Mr. Silverman would receive, in cancellation of any such options then held, cash in an amount (or in certain stock transactions, stock or other equity securities having a value) equal to the value of such options, if that value were to exceed the excess of the aggregate value of the underlying shares over the aggregate exercise price under the options. The Silverman Amendment provides that Mr. Silverman is entitled during the Period of Employment to receive perquisites no less favorable than those provided to the Chairman of the Board of Directors of the Company (or, at such times as Mr. Silverman is serving as such Chairman of the Board, those provided to the Chief Executive Officer). Mr. Silverman's compensation will not be changed as a result of the Silverman Amendment.

         The Silverman Amendment provides that if Mr. Silverman resigns his employment in connection with a breach by the Company of the Silverman Agreement (as amended by the Silverman Amendment), or if he is terminated by the Company without Cause (as defined below), he will be entitled to receive a lump sum cash payment equal to (i) the lesser of (a) 150% of his annual base salary or (b) the sum of his annual base salary plus .75% of "EBITDA" (as defined in the Silverman Employment Agreement) for the 12 months preceding the date of termination, times
(ii) the number of years and partial years remaining in the Period of Employment. In addition, Mr. Silverman would be entitled to continued health and welfare benefits during the remaining Period of Employment and the vesting of any options and restricted stock. Under the Silverman Amendment, if the Company were to fail to comply with the requirement that Mr. Silverman serve as Chairman of the Board and Chairman of the Executive Committee of the Company from and after January 1, 2000 for any reason other than Mr. Silverman's death, disability or resignation, or if Mr. Silverman's employment is terminated before January 1, 2002 by the Company other than for Cause or by Mr. Silverman in connection with a breach by the Company of the Silverman Employment Agreement (as amended by the Silverman Amendment), the Company has agreed to pay Mr. Silverman $25,000,000 is cash, and grant him stock options to acquire Common Stock having a Black-Scholes value $12,500,000 (such options to be fully vested upon grant and to remain exercisable for their term notwithstanding the termination of Mr. Silverman's employment). For these purposes, "Cause" means
(i) the willful and continued failure by Mr. Silverman substantially to perform his duties under the Current Silverman Employment Agreement (as amended by the Silverman Amendment) (other than any such failure resulting from Mr. Silverman's incapacity due to physical or mental illness); (ii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company, as finally determined through arbitration or final judgment of a court of competent jurisdiction (which arbitration or judgment, due to the passage of time or otherwise, is not subject to further appeal); or (iii) conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal).

         The Silverman Amendment further provides that Mr. Silverman will be made whole on an after-tax basis with respect to certain excise taxes which may in certain cases be imposed upon payments under the Silverman Employment Agreement (as amended by the Silverman Amendment) and other compensation and benefit arrangements.

         The Company has entered into employment arrangements with Mr. Shelton, Mr. McLeod, Mr. Corigliano, and Ms. Lipton (such agreements, respectively, the "New Shelton Employment Agreement," the "New McLeod Employment Agreement," the "New Corigliano Employment Agreement," and the "New Lipton Employment Agreement," and collectively, the "New Employment Agreements"). Like the Forbes Employment Agreement, each New Employment Agreement with the Company became effective at the Effective Time and replaced and superseded the executive's prior employment agreement with the Company upon the consummation of the Merger, and provide for a Period of Employment beginning on the Closing Date with automatic one-year extensions unless a notice of nonrenewal is given.

     Each New Employment Agreement specifies the position and duties of the executive during the Period of Employment. Mr. Shelton will serve as Vice Chairman of the Company, and President and Chief Executive Officer of its Cendant Membership Services, Inc. subsidiary. Mr. McLeod will serve as Vice Chairman of the Company and President of its Cendant Software subsidiary. Mr. Corigliano will serve as Chief Financial Officer of Cendant Membership Services through December 31, 1999, and thereafter, as Chief Financial Officer of the Company. Ms. Lipton will serve as General Counsel of Cendant Membership Services and Deputy General Counsel of the Company through December 31, 1999, and thereafter as General Counsel of the Company.

         Each New Employment Agreement specifies the compensation and benefits to be provided to the executive during the respective Period of Employment. Mr. Shelton and Mr. McLeod will be paid annual base salaries of not less then $650,000 and will be eligible for annual bonuses based on a target bonus of $650,000; they each received a grant of stock options with respect to 1.8 million shares of Common Stock with an exercise price equal to $31.375 per share at the Effective Time, vesting in four equal installments on each of the first four anniversaries of the Closing Date. Mr. Corigliano and Ms. Lipton will each be paid annual base salaries of not less than $300,000, and will be eligible for an annual bonus based on a target bonus of $200,000 and $150,000, respectively; they each received a grant of stock options with respect to 600,000 shares of Common Stock on the same terms and conditions as the grants to Messrs. Shelton and McLeod. All four executives will be eligible to participate in all of the Company's other compensation and employee benefit plans or programs.

         The New Employment Agreements provide for continuation of certain provisions of the executive's respective corresponding prior employment agreements, including the arrangement with respect to split dollar life insurance for Messrs. Shelton and McLeod which requires the Company to pay premiums of approximately $270,000 per year for each of Messrs. Shelton and McLeod until they reach the age of 60; provisions for death, disability and retirement; certain restrictive covenants, including a covenant not to compete with the Company; and certain provisions entitling the executives to certain benefits upon a Change of Control (as defined in the applicable agreement), which provisions have been amended in the New Employment Agreements to refer to any Change of Control other than in connection with the Merger. Under these amended Change of Control provisions, in the event of a Change of Control (other than the Merger) all then-unvested stock options and restricted stock held by each of the four executives would vest.

         Each New Employment Agreement provides for certain payments in the event of termination of the executive's employment under various circumstances. The New Shelton Employment Agreement provides that if, before January 1, 2002, Mr. Shelton's employment were to be terminated by the Company other than for Cause (as defined below) or by Mr. Shelton in a Constructive Discharge (as defined below), the Company has agreed to pay Mr. Shelton $12,500,000 in cash, and grant him stock options to acquire Common Stock having a Black-Scholes value of $7,500,000 (such options to be fully vested upon grant and to remain exercisable for their term notwithstanding the termination of Mr. Shelton's employment). In addition, if Mr. Shelton's employment were to be terminated by the Company other than for Cause or by Mr. Shelton in a Constructive Discharge, regardless of when such termination occurs, or if Mr. Shelton were to resign for any reason, he would be entitled to receive a lump sum cash payment equal to 500% of the sum of (i) his annual base salary and (ii) the highest annual bonus he has received for any of the three preceding years (or $520,000, if higher) plus any earned but unpaid base salary and incentive compensation, and his benefits and perquisites would continue 36 months. In the case of a termination without Cause or a Constructive Discharge, all stock options and restricted stock previously granted to him would vest; in the case of a resignation, any options and restricted stock that would have vested in the 36 months following such resignation would vest. For these purposes, Cause and Constructive Discharge are defined in substantially the same manner as in the Forbes Employment Agreement, except that Mr. Shelton will also be considered to have grounds for Constructive Discharge if Mr. Forbes' employment is terminated by either the Company or Mr. Forbes for any reason before January 1, 2002; if the Company fails to maintain Mr. Forbes as Chief Executive Officer of the Company for the whole of the years 2000 and 2001; if Mr. Shelton fails to be assigned, from and after January 1, 2000, duties and responsibilities with respect to the Company that are substantially the same as Mr. Shelton's prior duties and responsibilities with respect to the operations of the Company; or any individual other than Mr. Shelton, Mr. Forbes or, prior to January 1, 2000, Mr. Silverman is appointed President or Chief Operating Officer of the Company or to any other position reporting directly to the Chief Executive Officer of the Company, which position has a rank or status higher than that of Mr.
Shelton's.

         The New McLeod Employment Agreement provides that if Mr. McLeod's employment were to be terminated by the Company other than for Cause or by Mr. McLeod in a Constructive Discharge, or if Mr. McLeod were to resign for any reason, he would be entitled to receive a lump sum cash payment equal to 500% of the sum of (i) his annual base salary and (ii) the highest annual bonus he received for any of the three preceding years (or $520,000, if higher), plus any earned but unpaid base salary and incentive compensation, and his benefits and perquisites for would continue for 36 months. In addition, all stock options and restricted stock previously granted to him would vest. For these purposes, Cause and Constructive Discharge are defined in the same manner as in the Forbes Employment Agreement.

         The New Corigliano Employment Agreement and the New Lipton Employment Agreement contain substantially similar severance provisions as the New McLeod Employment Agreement with multiples of base salary and bonus ranging from 200% to 500% becoming payable, depending upon the circumstances giving rise to the termination, and providing for vesting of stock awards, and continuation of benefits for a specified period of up to 60 months.

         Each of the New Employment Agreements further provides that the executive will be made whole on an after-tax basis with respect to certain excise taxes which may in certain cases be imposed upon payments under the agreement.

         As described above, the New Employment Agreements replaced and superseded the corresponding employment agreements at the Effective Time. These prior employment agreements contain, among other things, provisions under which, as a result of the consummation of the Merger, each of the executives would have been entitled to terminate his or her own employment and receive specified severance benefits, if he or she had not entered into a New Employment Agreement.

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following compensation committee report on executive compensation and performance graph shall not be incorporated by reference into any such filings.

                   PRE-MERGER COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

Compensation Process

         This is a report submitted by the four member Pre-Merger Compensation Committee of the Board of Directors addressing the Company's compensation policies for 1997 as they affected the Named Executive Officers (other than Mr. Silverman). Decisions on compensation during 1997 of the Company's Named Executive Officers (other than Mr. Silverman) were made by the Pre-Merger Compensation Committee. The Pre-Merger Compensation Committee members were all Non-Employee Directors who have considerable experience by way of service on other Boards of Directors; several members have served on compensation committees of other corporations. The full Board reviewed all decisions of the Pre-Merger Compensation Committee relating to the compensation of the Company's executive officers prior to the Effective Time, except for decisions about awards under certain of the Company's stock-based compensation plans, which were made solely by the Pre-Merger Compensation Committee pursuant to the terms of such plans.

         As noted above, at the Effective Time, the Company changed its fiscal year end from year ended January 31 to year ended December 31. All references in this Pre-Merger Compensation Committee Report to "1996" shall refer to the fiscal year ended January 31, 1997; all references to "1995" shall refer to the fiscal year ended January 31, 1996, and so forth.

     Also, at the Effective Time, Mr. Forbes ceased serving as the Company's Chief Executive Officer and Mr. Silverman then began serving as such. Mr. Forbes continues to serve as Chairman of the Company's Board of Directors and also serves as Chairman of the New Executive Committee.

Compensation Philosophy and Objectives

         The Pre-Merger Compensation Committee's executive officer compensation philosophy and objectives were designed to provide competitive levels of compensation that linked pay with the Company's annual and long-term performance goals, rewarded executive officers for above-average corporate performance, recognized individual initiative and achievements, and assisted the Company in attracting and retaining qualified executives. The Pre-Merger Compensation Committee sought to provide compensation fair and equitable to both the employee and the Company.

         The Pre-Merger Compensation Committee members believe that stock ownership by management is beneficial in aligning management's and shareholders' interests in enhancing shareholder value; therefore, the Pre-Merger Compensation Committee included a stock-based element in the Company's compensation packages for its executive officers, although the Pre-Merger Compensation Committee did not have specific target ownership levels for Company equity holdings by executives.

         Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), enacted in 1993, precludes a public corporation from taking a tax deduction for certain compensation in excess of $1 million paid to its chief executive officer or any of its four other highest-paid executive officers. This limitation, however, does not apply to certain performance-based compensation.

         Based on regulations issued by the Internal Revenue Service ("IRS") on December 20, 1995 to implement Section 162(m), including detailed descriptions of what constitutes performance-based compensation under Section 162(m) with respect to stock option grants, the Company will not be precluded as a result of
Section 162(m) of the Code from deducting compensation expense derived in 1997 pursuant to the exercise of stock option grants under the Company's 1987 Plan by the Named Executive Officers, because these stock options were granted under and pursuant to a performance-based plan. The Company will be precluded, however, from deducting a portion of the cash compensation (salary and bonus) paid in 1997 to certain of its executive officers and certain expenses derived in 1997 pursuant to the exercises of stock options granted other than under the 1987 Plan by certain of such executive officers. Also, compensation expense arising out of the vesting during 1997 (upon the Effective Time) of restricted stock held by certain of the Named Executive Officers does not qualify for tax deductibility.

         The Pre-Merger Compensation Committee is aware of and has taken into account the deduction limits under Section 162(m) when making executive compensation decisions.

         The Company anticipates that the compensation philosophy and objectives of the New Compensation Committee will not differ materially from the philosophy and objectives of the Pre-Merger Compensation Committee.

Components of Executive Officer Compensation

         The three primary components of executive officer compensation have been:

-              Base Salary
-              Annual Bonus
-              Equity-Based Compensation

         These three elements were structured by the Pre-Merger Compensation Committee to provide the Company's executive officers with levels of total compensation consistent with the Pre-Merger Compensation Committee's executive officer compensation philosophy and objectives described above.

         The Company does not anticipate that the New Compensation Committee will materially change the primary components of executive officer compensation.

         Base Salary

         The Company's executive officer salary levels were subjectively determined by the Pre-Merger Compensation Committee based on the experience of the Pre-Merger Compensation Committee members and were intended to be consistent with competitive practices and the executive's level of responsibility, professional qualifications, business experience, expertise and their resultant combined value to the Company's performance and growth (with salary increases reflecting competitive and economic trends, the overall financial performance of the Company and the performance of the individual executive). Salary levels for the Company's executive officers have generally been determined annually. The Pre-Merger Compensation Committee, in calculating the executive officer's annual salary for each year, has taken into consideration the base salary previously paid to such executive officer and the responsibilities assigned to such executive.

         The Pre-Merger Compensation Committee has attempted to keep the Company's executive officer salary increases as low as possible, preferring to emphasize the importance of the annual bonus and equity-based compensation aspects of an executive's compensation when considering an increase in overall compensation, which accords with the Pre-Merger Compensation Committee's policy of trying to integrate executive pay with the performance of the Company on an annual and long-term basis. These limitations on salary increases are tied to the Company's policy of emphasizing the incentive-based components of total compensation of executive officers. Factors considered in gauging the Company's overall financial performance include the Company's revenues and profits. Base salary paid to each of the Company's Named Executive Officers (other than Mr. Silverman) during 1997 was determined by the Pre-Merger Compensation Committee and the Board in January 1997.

         Annual Bonus

         Annual bonus amounts paid to each of the Company's executive officers (other than those individuals who became executive officers at the Effective
Time) have been determined by the Pre-Merger Compensation Committee. Factors taken into account in awarding annual bonuses are described below. Although annual bonuses generally are not set within a specified percentage range of base salary, they generally do not exceed 100% of the base salary. For the Named Executive Officers, bonuses averaged approximately 47% of their 1997 total salary and bonus compensation. Annual bonuses paid to each of the Company's executive officers during 1997 were determined by the Pre-Merger Compensation Committee and the Board in 1997.

         Equity-Based Compensation

         Stock options are periodically granted to the Company's executive officers under the Company's 1987 Plan, the 1997 Stock Incentive Plan and the 1997 Stock Option Plan, and grants of restricted stock have been made to the Company's executive officers (other than those individuals who became executive officers at the Effective Time) under the Company's 1989 Restricted Stock Plan twice during the past ten years. No specific formulas or executive officer stock ownership targets are used in determining stock option or restricted stock grants, which are made to encourage executives to retain stock-based incentives and to enhance the importance of aligning their interests with those of the Company and its shareholders, as ownership of stock options and restricted stock rewards executives as well as shareholders as the price of the Common Stock increases. Factors taken into account in awarding stock options and shares of restricted stock have generally been the same as those used in awarding annual bonuses and are described below. The numbers of options and shares of restricted stock previously awarded to and held by executive officers and the expected contribution of such executives to the Company's future performance were also reviewed in determining the size of current option grants.

         The number of stock options granted to the Company's executive officers during 1997 was determined by the Pre-Merger Compensation Committee in April and May 1997 (for executive officers other than those individuals who became executive officers at the Effective Time). In awarding options to the Named Executive Officers at the Effective Time, the Pre-Merger Compensation Committee also considered the Named Executive Officers' efforts in negotiating and consummating the Merger and the responsibilities the Named Executives Officers would have with respect to the merged entity, a larger and more diversified company than CUC.

Relationship Of Corporate Performance To Executive Officer Compensation

         The factors which the Pre-Merger Compensation Committee considered in awarding annual bonuses and equity-based compensation have been based on the Company's performance and the individual executive officer's performance. The evaluation of these factors has been largely subjective and based on the Pre-Merger Compensation Committee's substantial knowledge of the Company, familiarity with the Company's objectives and strategy, and long-term working relationship with the Company's executive officers. Factors considered have included: (1) the Company's targeted versus actual annual operating budget; (2) the individual executive officer's ability to undertake special projects, facilitate strategic acquisitions and (in the case of certain of these executive officers) develop new distribution channels for the Company's products; (3) the Company's after-tax earnings-per-share growth over the last fiscal year; and (4) the Company's compound annual rate of total shareholder return over the last five fiscal years. The Pre-Merger Compensation Committee did not use any specific formulas or weightings in considering any of these factors.

         Targeted Versus Actual Operating Budget

         Targeted versus actual operating performance has been a major factor used to determine the extent to which annual bonuses were paid and awards made under the Company's stock-based compensation plans to the Company's executive officers (other than those individuals who became executive officers at the Effective Time). The performance of individual executive officers has generally been reviewed either as to the Company as a whole, or, for those executives in charge of an operating unit, as to such executive's particular operating unit. Performance targets have been based on business plans developed by the Company's management and approved by the Board at the start of each fiscal year. In developing these business plans, the Pre-Merger Compensation Committee considered the challenges posed by integrating the business of any recently acquired subsidiaries, divisions or businesses and expanding the Company's mix of services and distribution channels.

         In determining annual bonus and stock-based compensation for the Named Executive Officers in 1997 (other than Mr. Silverman) the Pre-Merger Compensation Committee reviewed, among other things, targeted versus actual operating performance in 1997, and noted that, in virtually all cases, targeted goals were either met or exceeded.

         Special Projects; Strategic Acquisitions; New Distribution Channels and Responsiveness To Evolving Market Conditions

         The Pre-Merger Compensation Committee took into account the executive officers' (other than Mr. Silverman's) performance in special projects undertaken during the past year, contribution to strategic acquisitions and alliances and development of new distribution channels for the Company's products. The Pre-Merger Compensation Committee evaluated the executive officers' ability to exploit new opportunities and respond quickly to evolving marketplace conditions.

         In determining annual bonus and stock-based compensation for executive officers in 1997, the Pre-Merger Compensation Committee noted particularly the Company's acquisitions of Davidson & Associates, Inc., Sierra On-Line, Inc. and Ideon Group, Inc. in 1996; the 1996 expansion of offerings available from the Company to Internet shoppers; the rapid growth in 1996 of the Company's innovative Transfer Plus program (which links consumers to a Company service for which they have an affinity); the successful launch in 1996 of the Entertainment Gold Awards program; and expansion of the Company's international business through new partnerships with major European banks, the renegotiation of the Company's Japanese license; the launch of the Company's Europe Tax-Free Shopping memberships and the rapid growth, generally, of international memberships. The Pre-Merger Compensation Committee also took notice of the following significant events which took place in 1997 and through the date of determination of the executive officer's annual bonus or stock option award, as the case may be: the Company's acquisition of Knowledge Adventure, Inc. and Berkeley Systems, Incorporated (each a subsidiary of Cendant Software Corporation); and certain acquisitions in the heritage products and interactive personal introduction areas.

         After-Tax Earnings-Per-Share Growth

         In addition, the Pre-Merger Compensation Committee considered the growth in after-tax earnings per share of Common Stock in determining the annual bonus and stock-based portions of executive officer compensation.

         In determining annual bonus and stock-based compensation for executive officers in 1997 (other than those individuals who became executive officers at the Effective time), the Pre-Merger Compensation Committee noted that, before one-time charges, after-tax earnings per share of Common Stock were $.70 in the most recently completed full fiscal year of the Company at the time of such determination (1996), as compared to $.53 per share in the Company's prior completed fiscal year (1995).

         Compound Rate of Total Shareholder Return

         Another consideration in determining the annual bonus and stock-based portions of executive officer compensation is the compound rate of total shareholder return over the last five years. Compound rate of total shareholder return is determined by comparing the average market value of a share of Common Stock in the first year of the five-year period with the average market value of a share of Common Stock in the last year of the period.

         In determining annual bonus and stock-based compensation for executive officers in 1997, the Committee noted the increase of the average market value of a share of the Common Stock to an average of $23.70 in 1996, the most recently completed full fiscal year of the Company at the time of such determination, from an average of $6.69 in 1992, an increase of 254%.

         The Company anticipates that the New Compensation Committee's view on the relationship of corporate performance to executive officer compensation will not differ materially from the view of the Pre-Merger Compensation Committee on this matter.

1997 Compensation of Chief Executive Officer

         As noted above, Mr. Forbes was Chief Executive Officer of the Company until the Effective Time, at which time Mr. Silverman became Chief Executive Officer. In addition to the factors mentioned above, the Pre-Merger Compensation Committee's general approach in setting Mr. Forbes' annual compensation was to reward Mr. Forbes' strategic management abilities in spearheading the Company's global expansion efforts and its development and exploitation of new distribution channels and technologies.

         Mr. Forbes' annual salary increase in 1997 (from $757,228 in 1996 to $782,773 in 1997) was based primarily on the Company's overall performance generally and Mr. Forbes' performance in 1996. Specifically, in determining Mr. Forbes' annual salary for 1997, the Pre-Merger Compensation Committee considered Mr. Forbes' qualifications, experience and expertise and his responsibilities as Chief Executive Officer in overseeing the Company's acquisitions and growing interactive and international activities, as well as the Company's overall business and performance.

         The annual bonus paid to Mr. Forbes during 1997 ($780,000) was largely based on the Pre-Merger Compensation Committee's subjective evaluation of Mr. Forbes' performance and the performance of the Company during 1997 and through the date of determination of Mr. Forbes' annual bonus. Specifically, in determining Mr. Forbes' annual bonus during 1997, the Pre-Merger Compensation Committee noted the Company's acquisitions of Davidson & Associates, Inc., Sierra On-Line, Inc. and Ideon Group, Inc. in 1996; the 1996 expansion of offerings available from the Company to Internet shoppers; the rapid growth in 1996 of the Company's Transfer Plus program; the successful launch in 1996 of the Entertainment Gold Awards program; and the expansion of the Company's international business through new partnerships with major European banks, the renegotiation of the Company's Japanese license, the launch of the Company's Europe Tax-Free Shopping memberships and the rapid growth, generally, of international memberships. The Pre-Merger Compensation Committee also considered the performance of the Company's Common Stock, which the Pre-Merger Compensation Committee believes reflects Mr. Forbes' significant contribution. In assessing the Company's overall performance to determine Mr. Forbes' annual bonus, the Pre-Merger Compensation Committee considered all of the factors above but did not use any specific formulas or weightings in considering any of the factors.

         The awards to Mr. Forbes during 1997 of stock options to acquire an aggregate of 4,400,000 shares of the Company's Common Stock were also largely based on the Pre-Merger Compensation Committee's subjective evaluation of Mr. Forbes' performance and the performance of the Company during 1996 and through the dates of determination of Mr. Forbes' stock option grants. In awarding options to Mr. Forbes at the Effective Time, the Pre-Merger Compensation Committee also considered Mr. Forbes' efforts in negotiating and consummating the Merger and the responsibilities Mr. Forbes would have with respect to the merged entity, a larger and more diversified company than CUC.

         In addition to the factors discussed in the preceding paragraphs, which the Pre-Merger Compensation Committee took into account when determining Mr. Forbes' stock option awards, the Pre-Merger Compensation Committee also considered Mr. Forbes' performance and an informal comparison by Pre-Merger Compensation Committee members of his overall compensation package relative to that of other chief executives of publicly-traded corporations of which the Pre-Merger Compensation Committee members are aware, including through their experience by way of service on other Boards of Directors and through their knowledge of public information (although no particular corporations were identified for comparative purposes by the Pre-Merger Compensation Committee as a whole). This grant epitomizes the Pre-Merger Compensation Committee's compensation philosophy and objectives by promoting management retention while further aligning shareholders' and management's interest in the performance of the Company's Common Stock.

                      The Pre-Merger Compensation Committee

                          Robert P. Rittereiser, Chair

                       Bartlett Burnap Stephen A. Greyser

                            Stanley M. Rumbough, Jr.

Compensation Committee Interlocks and Insider Participation

     Directors Barlett Burnap, Stephen A. Greyser, Robert P. Rittereiser (Chairman) and Stanley M. Rumbough, Jr. served on the Pre-Merger Compensation Committee of the Company. Messrs. Burnap, Greyser, Rittereiser and Rumbough were not employees of the Company during 1997 or before. Directors Robert F. Smith (Chairman), Anthony Petrello, Leonard Schutzman and Robert T. Tucker serve on the New Compensation Committee of the Company. Messrs. Smith, Petrello and Schutzman were not employees of the Company during 1997 or before. Mr. Tucker serves as a Vice Chairman and Secretary of the Company.

Performance Graph

         The following graph assumes $100 invested on December 31, 1992, and compares (a) the yearly percentage change in the Company's cumulative total shareholder return on the Common Stock (as measured by dividing (i) the sum of
(A) the cumulative amount of dividends, assuming dividend reinvestment during the five years commencing on the last trading day before January 1, 1993, and ending on December 31, 1997, and (B) the difference between the Company's share price at the end and the beginning of the periods presented; by (ii) the share price at the beginning of the periods presented) with (b) (i) the Standard & Poor's 500 Index (the "S&P 500 Index"), (ii) the Standard & Poor's Services (Commercial & Consumer) Index (the "S&P SVCS Index"), and (iii) a Peer Group Index. The Peer Group consists of H&R Block, Inc.; CPI Corporation; Metromedia International Group, Inc. (formerly The Actava Group. Inc. and prior to that Fuqua Industries, Inc.); Rollins, Incorporated; Service Corporation International (all of which comprise the Dow Jones Consumer Services Non-Cyclical Index) and, for the period prior to its acquisition in 1996 by the Company, Ideon Group, Inc. (formerly SafeCard Services, Inc.), and is weighted by market capitalization. Stock prices are adjusted for stock splits and stock dividends. The Company is changing the comparison of the Company's Common Stock performance from the Peer Group to the S&P SVCS Index as a result of the Merger and the composition of the Company's business units resulting therefrom.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                  AMONG CENDANT CORPORATION, THE S&P 500 INDEX,
                       THE S&P SVCS INDEX AND A PEER GROUP

EDGAR REPRESENTATION OF DATAPOINTS USED IN PRINTED GRAPHIC


                Cendant            S&P 500 Index               S&P SVCS Index      Peer Group
               --------            -------------               --------------      ----------

Dec-92          $100.00                $100.00                   $ 100.00          $  100.00
Dec-93
                 186.20                 110.08                      96.90             114.37
Dec-94
                 171.98                 111.53                      88.71             111.15
Dec-95
                 264.75                 153.45                     119.82             141.21
Dec-96
                 282.21                 188.68                     123.74             143.52
Dec-97
                 400.03                 251.64                     169.79             194.52

--------------------------------
* Assumes $100 invested on December 31, 1992 in the Common Stock, the S&P SVCS Index, Peer Group and the S&P 500 Index.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Chartwell

         On November 22, 1994 (the "Chartwell Effective Date"), HFS distributed to its stockholders one (1) share of the common stock of Chartwell, then a wholly owned subsidiary of HFS, for every ten (10) shares of Common Stock held of record as of November 14, 1994 (the "Distribution"). On the Chartwell Effective Date, HFS also transferred the assets and liabilities of its business of financing and developing casino gaming and entertainment facilities (the "Casino Development Business") to Chartwell and made (and agreed to make) cash capital contributions to Chartwell aggregating $50 million. As a result of the Distribution, Chartwell became an independent publicly traded corporation and ceased to be a subsidiary of HFS.

         In connection with the Distribution and for purposes of (i) governing certain of the ongoing relationships between HFS and Chartwell after the Distribution, (ii) providing mechanisms for an orderly transition and (iii) providing HFS with a means of participating in the economic benefits of future gaming projects, HFS and Chartwell entered into certain agreements, including the Distribution Agreement, the Financing Agreement, the Marketing Services Agreement, the Advisory Agreement, the Corporate Services Agreement, the Facility Lease and the Tax Sharing Agreement on the Chartwell Effective Date. Copies of such agreements were filed with the Securities and Exchange Commission as exhibits to Chartwell's Current Report on Form 8-K dated December 2, 1994. As indicated herein under the captions "ELECTION OF DIRECTORS - Information Regarding Nominees for the Term Expiring in 2001" and "EXECUTIVE OFFICERS," certain of the Company's directors and executive officers served during 1997, as directors and executive officers of Chartwell. Each of these directors and executive officers also owned certain options to purchase shares of common stock of Chartwell, which, except for the options which were granted to Mr. Edelman and Mr. Smith, were cancelled on or before February 1, 1996.

         On December 20, 1995, Chartwell Leisure Associates L.P. II, a general partnership affiliated with the Fisher Brothers and Gordon Getty ("Chartwell Leisure II") acquired approximately 17% of the outstanding common stock of Chartwell. Mr. Edelman is a partner in Chartwell Leisure II, owning in the aggregate a 4.8% beneficial interest in that partnership. On January 23, 1996, the Company acquired the Travelodge(R) and Thriftlodge(R) lodging franchise system (the "Travelodge System") and the related trademarks and trade names in North America from Forte Hotels, Inc. and Forte Plc and immediately subsequent to such acquisition, Chartwell acquired Forte Hotels, Inc., including in such purchase approximately 16 hotels and joint venture interests in 96 hotels, which are now licensed as part of the Travelodge System. As a result, Chartwell is the largest franchisee of the Travelodge System. Under the applicable franchise agreements, Chartwell is required to pay to Travelodge Hotels, Inc. ("THI"), a wholly owned subsidiary of the Company, annual franchise fees equal to four percent of gross room revenues for the owned hotel properties plus four percent of gross room revenues of such properties as marketing and reservation fees. In addition, the Company is required to pay to THI a license fee equal to four percent of gross room revenues multiplied by Chartwell's percentage interest in each of the hotel properties owned by joint ventures in which Chartwell acquired an interest. In connection with such acquisition, in accordance with the Financing Agreement, the Company guaranteed $75 million of borrowings by Chartwell under a $125 million revolving credit facility with certain banks. The Company receives an annual guaranty fee of 2% of the $75 million credit extension. In connection with the Travelodge acquisition, the Advisory Agreement and the Marketing Services Agreement were terminated, and the Corporate Services Agreement was modified to provide for a fixed fee of $1.5 million per year, the provision of certain corporate services only through September 1996 and the requirement of the Company to provide corporate transaction advisory services. The Company also received an advisory fee of approximately $2 million from Chartwell for advisory services in connection with the acquisition by Chartwell of Forte Hotels, Inc. as described below.

         In November 1996, HFS and Chartwell agreed to terminate the Corporate Services Agreement in return for the payment by Chartwell to HFS of $9,265,000. $2,500,000 of such amount was paid in cash and the balance was paid by delivery of a promissory note in the principal amount of $7 million, payable over seven years commencing on January 1, 1999, bearing interest at the per annum rate of 6%, and payable in semi-annual installments commencing July 1, 1997. The promissory note was repaid in full on March 20, 1998.

         In 1996, HFS and affiliates of Chartwell entered into master license relationships with respect to the Travelodge brands in Canada and Mexico under which such affiliates assumed responsibility for providing services to the Canadian and Mexican franchisees other than reservation services, which will continue to be provided by the Company. The Company will receive royalties and fees for providing certain marketing and reservation services under the master license agreements. Rio Grande Associates LLC (of which Mr. Edelman is affiliated) replaced Chartwell under the foregoing agreements in connection with the sale of Chartwell on March 25, 1998. Chartwell has guaranteed the obligations of the affiliates under the master license agreements. The master license in Canada replaced an agreement with Royco Hotels & Resorts Ltd. acquired from FHI.

Relationship with Avis Rent A Car, Inc.

         Upon entering into a definitive merger agreement to acquire Avis, Inc. in July 1996, the Company announced its strategy to dilute its interest in Avis Rent A Car Systems, Inc. ("ARAC") car rental operations while retaining assets associated with the franchise business, including trademarks, reservation system assets and franchise agreements with ARAC and other licensees. In September 1997, the Company completed an initial public offering ("IPO") of Avis Rent A Car, Inc., the company that operated the car rental operations of Cendant Car Rental Inc., a wholly owned subsidiary of the Company, which diluted the Company's equity interest in such subsidiary to approximately 27.5%. The Company received no proceeds from the IPO. However, the Company licenses the Avis trademark to ARAC pursuant to a 50-year master license agreement and receives royalty fees based upon 4% of ARAC revenue, escalating to 4.5% of ARAC revenue over a 5-year period. In addition, the Company operates the telecommunications and computer processing system which services ARAC for reservations, rental agreement processing, accounting and fleet control for which the Company charges ARAC at cost. Messr. Monaco, Holmes and Edelman currently serve on the Board of Directors of Avis Rent A Car, Inc. On March 23, 1998, the Company sold 1,000,000 shares of ARAC which diluted the Company's equity interest to 20.4%.

Relationship with NRT

         During the third quarter of 1997, the Company acquired $182.0 million of preferred stock of NRT Incorporated ("NRT"), a newly formed corporation created to acquire residential real estate brokerage firms. The Company acquired $216.1 million of certain intangible assets including trademarks associated with real estate brokerage firms acquired by NRT in 1997. The Company, at its discretion, may acquire up to $81.3 million of additional NRT preferred stock and may also purchase up to $229.9 million of certain intangible assets of real estate brokerage firms acquired by NRT.

         In September 1997, NRT acquired the real estate brokerage business and operations of National Realty Trust (the "Trust"), and two other regional real estate brokerage businesses. The Trust is an independent trust to which the Company contributed the brokerage offices formerly owned by Coldwell Banker Corporation in connection with the Company's acquisition of Coldwell Banker Corporation. NRT is the largest residential brokerage firm in the United States. Mr. Monaco serves on the Board of Directors of NRT.

Other Relationships

         Mr. Edelman is of counsel to Battle Fowler, a New York City law firm. Battle Fowler represented HFS (the Company's predecessor) in certain transactions in 1997. It is expected that Battle Fowler will continue to represent the Company in connection with certain matters from time to time in the future.

         Mr. Edelman is also a partner in Chartwell Hotels Associates ("Chartwell Hotels"), a general partnership affiliated with the Fisher Brothers and Gordon Getty, and its affiliate Chequers Investment Associates, which have acquired certain hotels and mortgages secured by hotels from the Resolution Trust Corporation. In two transactions with Chartwell Hotels, entered into in November 1992 and May 1993, and each amended in December 1994, which have resulted in and will result in the addition of properties to the Company's franchise systems, the Company has advanced approximately $10 million, and has agreed to advance up to an additional $4 million if certain additional property conversions and other requirements are met, in return for Chartwell Hotels agreeing to franchise the properties with one of the Company's brands. All Chartwell Hotels properties will pay royalties once they become part of the Company's franchise systems and these royalties will be credited toward the recovery of the advance. Certain properties which cannot be converted to Company brands will also pay a percentage of gross room sales in lieu of royalties as specified in the agreements. Each advance is required to be fully recovered over a maximum five year period following the advance. In addition, as individual properties convert to Company brands, the Company will make additional advances to the franchisee of such properties to fund costs incurred in connection with such conversion. Such advances are required to be repaid with interest by the franchisee over a three year period and such repayment has been guaranteed by Chartwell Hotels.

         Mr. Edelman is also a partner in Chartwell Leisure II. Chartwell Leisure has contracted with Funtricity Vicksburg Family Entertainment Park, Inc., a wholly-owned subsidiary of Six Flags Theme Parks, Inc., to develop a high quality family entertainment center (the "Project") on land which is ground leased by Chartwell Leisure II from affiliates of Rainbow Casino Corporation (collectively, "Rainbow"). As an inducement to Chartwell Leisure II to provide the financing for the Project, commencing May 1, 1995, the opening of the project, Chartwell Leisure shares principal and interest payments on a loan to Rainbow with Chartwell Leisure II ranging from 14% to 27% of such payments adjusted annually in accordance with a schedule to the agreement. The Company shares marketing fees from Rainbow with Chartwell Leisure II based on the same scheduled percentages. Chartwell Leisure II has agreed to share with the Company 50% of the net cash flow payable to Chartwell Leisure II in respect of the Project and the Company has agreed to share such amounts pro-rata with Chartwell Leisure based on the relative amounts paid by the Company and Chartwell, respectively, to Chartwell Leisure II each year. Mr. Pittman was the Chairman and Chief Executive Officer of Six Flags Entertainment Corporation, the parent of Six Flags Theme Parks, Inc. until September 12, 1995. During 1997, the Company paid Chartwell Leisure II $625,102 and received from Chartwell Leisure II (net of payments to Chartwell Leisure) $3,032,545 under this agreement.

         On March 31, 1995, the Company acquired a 1% general partnership interest in a limited partnership which develops, promotes and franchises the Wingate Inn franchise system, a new construction hotel brand. Through December 31, 1995, an additional $15 million of capital was invested in the partnership through a private placement of limited partnership unit interests, which units were sold for $50,000 each. The Company has an option to acquire the limited partner investment at a 30% compounded annual rate of return plus additional outstanding capital loans and an additional call premium equal to approximately
1.5 times annual royalty revenue, as defined. The limited partners may require the Company to acquire the limited partner interest on August 29, 2001. The Company also agreed to finance additional limited partner capital contributions up to $60 million at the prime lending rate, upon the occurrence of certain events, including the addition of open and operating Wingate Inn properties. Certain executives of the Company purchased limited partnership units, as follows: Messrs. Silverman and Snodgrass, 10 units each; and Messrs. Buckman, Holmes and Pittman, 2 units. In addition, the Company has agreed to guarantee up to $36 million of borrowings by a subsidiary of the Partnership, which borrowings will be used to provide financing for franchises to develop Wingate Inn facilities. The Company expects to exercise its option to acquire the limited partnership interests on April 1, 1998.

         In April 1995, the Company and Ramada Franchise Systems, Inc. ("RFS"), a wholly-owned subsidiary of the Company ("RFS"), entered into a license agreement with Preferred Equities Corporation ("PEC"), the owner, developer and operator of interval ownership resort facilities, pursuant to which PEC was licensed to use certain Ramada servicemarks in connection with its facilities in the United States. PEC has paid RFS $1 million in initial fees and will pay a percentage of Gross Sales (as defined) of interval ownership interests during the term of the agreement. Mr. Nederlander is the Chairman and a significant shareholder of MEGO Financial Corp., of which PEC is a wholly-owned subsidiary. The Company anticipates entering into an agreement with PEC during the second quarter of 1998 whereby RCI Travel, Inc. a subsidiary of the Company, will provide corporate and leisure services to PEC, including its owners, members and employees.

         The Company has arranged to make available to Mr. Snodgrass a one-quarter interest in a Hawker 1000 aircraft. Further, as of June 30, 1998, the Company will have the right to require Mr. Snodgrass to purchase such interest, and Mr. Snodgrass shall have the right to require the Company to sell such interest to him, in each case for $705,052.

         The Company plans to enter into certain arrangements with Mr. Snodgrass during 1998 whereby Mr. Snodgrass would purchase a minority equity interest in a subsidiary which would own all of the outstanding shares of Jackson Hewitt, Inc. The Company would retain approximately 92.5% of the equity of such subsidiary. The Company also plans to enter a consulting agreement with Mr. Snodgrass relating the development of the Jackson Hewitt franchise system. The terms of such arrangement have not been finalized and no assurance can be given that such transaction will be consummated.

     Mr. Rosenwald serves as Vice Chairman of The Bear Stearns  Companies,  Inc.
an investment banking firm. During 1997, The Bear Stearns Companies, Inc. provided underwriting and advisory services to the Company, including services to HFS in connection the Merger.

     During 1997, Mr. Tucker provided legal services to the Company for which he received aggregate compensation of $181,240.

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten percent owners are required to furnish the Company with copies of all Forms 3, 4 and 5 they file.

         Based solely on the Company's review of the copies of such forms it has received and written representations from certain reporting persons that they were not required to file Forms 5 for a specified fiscal year, except as set forth below, the Company believes that all its officers, directors, and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 1997.

         On March 4, 1998, the New Directors filed an amendment to their Form 3s correcting a typographical error in the exercise price of certain option grants. On March 4, 1998, Ken Williams, as a former director of the Company, filed a Form 5, which was late. On January 9, 1998, Mr. Snodgrass filed an amendment to Form 3 correcting a typographical error in his share holdings. On December 31, 1997, Mr. Rosenwald filed an amendment to Form 3 correcting a typographical error in his share holdings. On March 31, 1998, Mr. Kunisch filed an amendment to a Form 4 correcting a typographical error in his share holdings.

                       APPROVAL OF 1998 STOCK OPTION PLAN

                                [Proposal No. 2]
Introduction

         Stockholders are being asked to approve the Company's 1998 Stock Option Plan, a copy of which is attached hereto as Annex A (the "1998 Plan"). The following description of the 1998 Plan is qualified in its entirety by reference to the 1998 Plan.

         Subject to adjustment as provided in the 1998 Plan, the 1998 Plan initially reserves for issuance up to 20 million shares of Common Stock through
(i) incentive stock options ("ISOs") and non-qualified stock options ("NQOs") (in each case, with or without related stock appreciation rights ("SARs")), to acquire Common Stock, and (ii) awards of restricted shares of Common Stock ("Restricted Stock") (collectively, "Awards") to such directors, officers and other employees of the Company and its affiliates as may be designated by the Compensation Committee of the Board or such other committee as the Board may designate (the "Compensation Committee"). The number of Shares available for issuance under the 1998 Plan shall automatically increase on the first trading day of each fiscal year during the term of the 1998 Plan, beginning with the 1999 fiscal year, by an amount equal to 1.5% of the Shares outstanding on September 30 of the immediately preceding fiscal year. However, each such annual increase shall be subject to reduction to the extent necessary so that the maximum number of Shares reserved for options granted and available for grant, SARs granted and available for grant and Shares awarded and available for award under the 1998 Plan shall not exceed 10% of the shares outstanding as of September 30 of the immediately preceding fiscal year, subject to adjustment for certain changes in the Company's capital structure (the "10% Limitation"). For the purpose of calculating the 10% Limitation (a) options that are 50% or more in-the-money (the current market price of an underlying Share exceeds the per share exercise price by 50% or more on average for twenty (20) consecutive trading days on or prior to the determination date) shall not be deemed to be outstanding under the 1998 Plan ("Qualified Options") and (b) the Shares underlying such Qualified Option shall be deemed to be outstanding Shares. This determination shall be made on and as of September 30 of the immediately preceding fiscal year. If any Shares that have been awarded or granted cease to be subject to an award or grant, if any Shares that are subject to an award or grant are forfeited, or if an award or grant otherwise terminates without issuance of Shares being made to the awardee or optionee, such Shares may again be available for distribution in connection with awards under the 1998 Plan.

         All directors, officers and employees of the Company and its affiliates who are responsible for or contribute to the management, growth and profitability of the business of the Company and its affiliates are eligible to receive Awards under the 1998 Plan; provided that non-employee directors are eligible to receive only NQOs, as described below, and Restricted Stock. No participant in the 1998 Plan may be granted Awards covering in excess of 10 million shares of Common Stock in any five-year consecutive period. The closing price of a share of Common Stock on the NYSE on March 20, 1998 was $40.00.

         The 1998 Plan was adopted by the Executive Committee of the Board of Directors of the Corporation on March 24, 1998. The Executive Committee has directed that the 1998 Plan be submitted to the stockholders of the Company for their approval. Approval of the 1998 Plan will require the affirmative vote of a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

         The Board of Directors believes that the Company's future success depends upon its ability to attract and retain the highest caliber personnel and to use their capabilities to the fullest extent possible by encouraging their dedication to the Corporation's interest and welfare. The Board believes that one of the best ways to attain these objectives is to give key employees an opportunity to acquire a proprietary interest in the Company by purchasing shares of Common Stock through the exercise of options granted under arrangements such as the 1998 Plan.

ADMINISTRATION AND SUMMARY OF THE 1998 PLAN

         The Compensation Committee will administer the 1998 Plan, approve the eligible participants who will receive Awards, determine the form and terms of the Awards and have the power to fix vesting periods.

         Section 162(m) of the Code provides that publicly traded companies may not deduct compensation paid to the chief executive officer or any of the four most highly compensated other officers ("Covered Employees") to the extent such compensation exceeds $1,000,000 in any one tax year, unless the payments, among other things, are made based upon the attainment of objective performance goals that are established by a committee of the Board, comprised solely of two or more outside directors, based upon business criteria and other material terms approved by stockholders. The 1998 Plan is designed so that options and SARs granted with a fair market value exercise price, and awards of Restricted Stock designated as "Performance Awards" (as described below), that are made to Covered Employees will be considered performance-based and hence fully deductible. However, the Compensation Committee will have the discretion to grant awards to Covered Employees that will not qualify for the exemption from
Section 162(m). Moreover, in certain cases such as death or disability (as described below), Performance Awards may become payable even though the performance goals are not met, in which event the Performance Awards will not be exempt from Section 162(m) and the Company might lose part or all of its tax deduction.

         Under the terms of the 1998 Plan, the Compensation Committee may from time to time grant options to purchase shares of Common Stock at a price (generally payable in cash and/or shares of Common Stock) determined by the Compensation Committee which may not be less than the Fair Market Value (as defined in the 1998 Plan) of the shares of Common Stock, as determined by the Committee in good faith, taking into account the trading price of the Common Stock on the NYSE. Generally, options may not be exercised later than ten years after the date of grant. The Compensation Committee may also grant SARs related to the options granted under the 1998 Plan. An SAR would entitle the holder thereof to receive, upon exercise, the appreciation from the option price to the fair market value of the shares of Common Stock on the date of exercise, such appreciation being payable in cash and/or in shares of Common Stock as determined by the Compensation Committee. Exercise of an SAR cancels the related option to the extent of such exercise, and the shares of Common Stock related thereto are not available for future grants under the 1998 Plan.

         The Compensation Committee will determine the times at which an option may be exercised. Except as otherwise determined and as set forth below, an option may only be exercised during employment or generally during the three months following termination of employment for any reason other than death, permanent disability or retirement. Stock options generally may be exercised during the period of one year after termination of employment due to death or disability if the optionee is still in the employ of the Company or any of its affiliates at the time of death or disability, provided that in the event of death prior to expiration of the option term following termination of employment for disability, options generally may be exercised during the period of one year following the date of death. After an optionee retires from the Company or any of its affiliates, the optionee's stock options generally may thereafter be exercised to the extent to which they were exercisable at the time of the optionee's retirement and may be exercised at any time during the five-year period following retirement (or such shorter period as the Compensation Committee determines); provided that in the event of death prior to the expiration of the option, options generally may be exercised during the period of one year following the date of death.

         The 1998 Plan provides that the Compensation Committee may establish option exercise procedures for purposes of permitting an optionee to defer receipt of compensation beyond the date of the option exercise.

         Under the 1998 Plan, the Compensation Committee may also make awards of Restricted Stock. The Committee may condition the grant or vesting of such awards on the attainment of certain performance goals and/or upon the participant's continued service with the Company or any of its affiliates. During the period (the "Restricted Period") commencing with the grant of Restricted Stock and ending on attainment of the applicable performance goals or satisfaction of the requisite period of service, the participant is not permitted to sell, transfer, assign or otherwise dispose of the Restricted Stock. The participant generally has the right during the Restricted Period to vote the Restricted Stock and to receive cash dividends paid thereon. However, the Compensation Committee may determine that such cash dividends be deferred and reinvested in additional Restricted Stock and that dividends payable in Common Stock be paid in Restricted Stock. Upon termination of employment prior to the end of the Restricted Period, the Restricted Stock will be forfeited, although the Compensation Committee may waive any remaining restrictions upon termination of employment due to retirement or involuntary termination of employment other than for cause.

         The Compensation Committee may designate an award of Restricted Stock to a Covered Employee as a qualified performance-based award ("Performance
Award") and condition the vesting of such awards upon the attainment of specified levels of one or more of the following performance goals: earnings per share, sales, net profit after tax, gross profit, operating profit, cash generation, return on equity, change in working capital, and/or shareholder return. The Compensation Committee will not have the power to waive achievement of such goals, except upon the death or disability of the participant. Approval of the 1998 Plan by stockholders will be considered to constitute approval of these goals for purposes of Section 162(m) of the Code.

         At the time any Award under the 1998 Plan is granted, the Compensation Committee may grant the participant the right to receive a cash payment in an amount specified by the Compensation Committee, to be paid when the award results in compensation income to the participant and to help the participant pay the resulting taxes. Awards under the 1998 Stock Plan may be transferable under certain circumstances described in the 1998 Plan.

         The 1998 Plan provides for the use of authorized but unissued shares or treasury shares. To the extent that treasury shares are not used, authorized but unissued shares of Common Stock have been reserved for issuance upon exercise of options or distribution of Awards granted under the 1998 Plan.

         No Awards may be granted under the 1998 Plan after the tenth anniversary of the 1998 Plan's approval by the stockholders of the Company, but Awards theretofore granted may extend beyond that date. The 1998 Plan may be amended or discontinued by the Board at any time, but no termination may impair the rights of any holders or options or awards granted prior thereto without such holder's consent. Subject to certain limitations, the Compensation Committee may amend the terms of any Award retroactively or prospectively, but the 1998 Plan does not permit the Compensation Committee to cause a Performance Award to fail to be exempt from Section 162(m) or impair the rights of any holder without the holder's consent. The Compensation Committee has the power to interpret the Plan and to make all other determinations necessary or advisable for its administration.

         Except as otherwise described herein, benefits under the 1998 Plan to the Chief Executive Officer and the other executive officers and to the non-employee directors and other employees of the Company are not currently determinable because the 1998 Plan is discretionary.

Federal Income Tax Considerations

         The following discussion addresses only the general federal income tax consequences of Awards. It does not address the impact of state and local taxes, the federal alternative minimum tax, and securities laws restrictions, and is not intended as tax advice to participants in the 1998 Plan, who should consult their own tax advisors.

         Non-Qualified Options. Generally, an optionee will not recognize any taxable income, and the Company will not be allowed a tax deduction, upon the granting of an NQO. Upon the exercise of an NQO, the optionee realizes ordinary income in an amount equal to the excess, if any, of the fair market value of the shares acquired at the time the NQO is exercised over the exercise price for such shares. At that time, the Company will be allowed a tax deduction equal to the amount of ordinary taxable income recognized by the optionee, subject to the limitations described below.

         When an optionee exercises an NQO by paying the exercise price solely in cash, the basis in the shares acquired is equal to the fair market value of the shares on the date ordinary income is recognized, and the holding period for such shares begins on the day after the shares are received. When an optionee exercises an NQO by exchanging previously acquired shares of Common Stock held as capital assets in partial or full payment of the exercise price, shares of Common Stock received by the optionee equal in number to the previously acquired shares exchanged therefor will be received free of tax and will have the same basis and holding period as such previously acquired shares. The optionee will recognize ordinary taxable income equal to the fair market value of any additional shares received by the optionee, less the amount of any cash paid by the optionee in payment of the exercise price. The optionee will have a basis in such additional shares equal to their fair market value on the date ordinary income is recognized and the holding period of such shares will commence on the day after the shares are received.

         Upon subsequent disposition of shares acquired upon exercise of an NQO, the difference between the amount realized on the sale and the basis in the shares is treated as long-term or short-term capital gain or loss, depending on the holding period for the shares. The Code limits the deductibility of capital losses. The subsequent disposition of shares acquired by exercise of an NQO will not result in any additional tax consequences to the Company.

         Incentive Stock Options. Generally, an optionee will not recognize any taxable income and the Company will not be allowed a tax deduction upon the granting of an ISO. Upon the exercise of an ISO, the optionee will not realize ordinary taxable income and the Company will not be allowed a tax deduction, as long as the optionee is an employee of the Company (or of a participating subsidiary) from the time of the grant through the date three months before the ISO was exercised. (The foregoing requirement is waived with respect to exercises by the estate of an optionee who dies while employed, or within three months after the termination of his or her employment, and the three-month period is extended to one year in the case of a termination because of total and permanent disability.) If the foregoing requirement is not met, the exercise of an ISO is treated in the same manner as the exercise of an NQO (see above). The basis for the shares so acquired equals the exercise price, and the holding period for the shares begins on the day after the date the shares are received.

         Generally, upon the disposition of shares acquired through the exercise of an ISO, the optionee will recognize long-term capital gain or loss to the extent the amount realized on the sale of such shares is greater than or less than the exercise price, as long as the disposition is not a "disqualifying disposition." A "disqualifying disposition" generally occurs if shares acquired upon exercise of an ISO are disposed of by the optionee prior to the expiration of two years from the date of grant of the option or within one year of the date of transfer of shares to the optionee. (However, disposition by the estate of a deceased employee is not considered a disqualifying disposition even if it occurs before these dates). Upon a disqualifying disposition, the optionee will realize ordinary taxable income (and the Company will be allowed a tax deduction, subject to the limitations described below) in an amount equal to the excess, if any, of (i) the lesser of (a) the fair market value of the shares on the date the ISO is exercised, or (b) the amount realized on such disqualifying disposition over (ii) the exercise price. The excess, if any, of the amount realized upon such qualifying disposition over the fair market value of the shares on the date of exercise will be taxed as long-term or short-term capital gain depending on the holding period involved.

         Generally, if the optionee exchanges previously acquired shares of Common Stock in partial or full payment of the exercise price of an ISO, the exchange will not affect the ISO treatment of the exercise and, except as otherwise described herein, no gain or loss or other income will be recognized upon the disposition of the previously acquired shares. Shares of Common Stock received by the optionee equal in number to the previously acquired shares exchanged therefor will have the same basis (increased by the amount of ordinary income, if any, recognized on the exchange) and the same holding period for capital gains purposes as the previously acquired shares. Optionees will not, however, be able to use the old holding period for purposes of satisfying the holding period requirement for avoiding a disqualifying disposition of the ISO. Shares of Common Stock received by the optionee in excess of the number of previously acquired shares will have a basis of zero and holding period which commences on the day after the date the shares are received upon exercise of the ISO. If payment of the exercise price is made using shares of Common Stock acquired upon exercise of an ISO, the delivery to the Company of these previously acquired shares will be considered a disposition of the shares for the purpose of determining whether a disqualifying disposition has occurred.

         Stock Appreciation Rights. Generally, a participant will not recognize any taxable income, and the Company will not be allowed a tax deduction, upon the granting of the SAR. Upon exercise of an SAR, the holder generally will realize ordinary taxable income in an amount equal to the sum of any cash received and the fair market value of any Common Stock received. The optionee's basis in any shares of Common Stock received is equal to the amount of ordinary income recognized with respect to such shares, and, upon subsequent disposition, any further gain or loss is either short-term or long-term capital gain or loss depending on the holding period of the shares. The holding period for such shares commences on the day after the shares are received. The Company will be allowed a tax deduction equal to the amount of ordinary income recognized by the holder, subject to the limitations described below.

         Restricted Stock. Generally, a participant will not recognize any taxable income, and the Company will not be allowed a tax deduction, upon the grant of Restricted Stock. Upon the lapsing of restrictions on Restricted Stock, the holder will recognize ordinary income equal to the fair market value of the shares on the date of such lapse. Alternatively, the participant may elect, within 30 days after the grant of Restricted Stock to recognize ordinary income at any time of the grant, in which event the amount of such ordinary income will be equal to the fair market value of the shares on the date of grant. In either event, at the time the participant recognizes income with respect to the Restricted Stock, the Company is entitled to a deduction in an equal amount, subject to the limitations described below.

         Withholding. The Company has a right to withhold any sums required by federal, state, local or foreign tax laws with respect to the exercise of any option or SAR or the lapse of restrictions on any Restricted Stock, or to require payment of such amount before delivery of shares.

         Limitations on the Company's Ability to Take Deductions. The Company applicable federal tax reporting requirements with respect to Awards in order to be entitled to the deductions described above. In addition, Section 162(m) of the Code provides that compensation of an individual who is a Covered Employee may not be deducted to the extent such compensation exceeds $1 million in any taxable year, unless such compensation qualifies as "performed-based" under
Section 162(m). The 1998 Plan permits the making of awards that would not qualify as performance-based compensation. Furthermore, there can be no assurance that awards thereunder that are intended to be performance-based within the meaning of Section 162(m) will in fact so qualify.

         If Awards are granted, accelerated or enhanced in connection with a change of control of the Company, all or a portion of the value of such Awards may constitute "excess parachute payments." The Company would not be permitted to deduct excess parachute payments, and the recipient of such a payment would be subject to a 20 percent federal excise tax. Furthermore, excess parachute payments to Covered Employees would be subject to the $1 million limitation on deduction of their compensation by an equal amount, and thus could result in other compensation to such individuals being nondeductible.

         The foregoing discussion is intended for general information purposes only, not as specific tax advice. It does not address the impact of state and local taxes, the federal alternative minimum tax, and securities laws restrictions.

                       THE BOARD OF DIRECTORS UNANIMOUSLY
                   RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.
               UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED BY
              THE COMPANY WILL BE VOTED IN FAVOR OF THE 1998 PLAN.

                     RATIFICATION OF APPOINTMENT OF AUDITORS

                                [Proposal No. 3]

         Subject to ratification by the stockholders at the Annual Meeting, Deloitte & Touche LLP has been appointed by the Board of Directors as the auditors for the Company's financial statements for 1998. A representative of Deloitte & Touche LLP is expected to be present at the Meeting and will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions of stockholders.

         On January 20, 1998, in connection with the Company's previously announced plan to name a successor independent accountant following the Merger with HFS Incorporated, the Company engaged Deloitte & Touche LLP, the auditor of HFS Incorporated prior to the Merger, as its new principal independent accountants. Ernst & Young LLP, the Company's former principal independent accountants, reported on the results of operations of the Company's former CUC businesses for the year ended December 31, 1997. The reports of Ernst & Young LLP on the financial statements for the past two fiscal years of the Company contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The Audit Committee of the Company's Board of Directors participated in and approved the decision to change independent accountants. In connection with its audit for the two most recent fiscal years and through January 20, 1998, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Ernst & Young LLP would have caused Ernst & Young LLP to make reference thereto in their report on the financial statements for such years. During the two most recent fiscal years and through January 20, 1998, there were no reportable events, as that term is defined in Item 304 (a)(1)(v) of Regulation S-K. The Company requested that Ernst & Young LLP furnish it with a letter addressed to the Commission stating whether or not it agrees with the above statements. A copy of such letter, dated January 22, 1998, is filed as Exhibit 16 to the Company's Form 8-K dated January 22, 1998.

         During the two most recent fiscal years and through January 20, 1998, the Company has not consulted with Deloitte & Touche LLP regarding either:

         (i)  the   application   of   accounting   principles  to  a  specified
transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report was provided to the registrant nor oral advice was provided that Deloitte & Touche concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or

         (ii) any matter that was either the subject of a disagreement, as the term is defined in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304 (a)(1)(v) of Regulation S-K.

         Pursuant to applicable Delaware law, the ratification of the appointment of auditors of the Company requires the affirmative vote of the holders of a majority of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote. Abstentions and broker non-votes will be counted and will have the same effect as a vote against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

                              STOCKHOLDER PROPOSALS

         Any proposal of a stockholder intended to be presented at the Company's 1999 annual meeting of stockholders must be received by the Company for inclusion in the proxy statement and form of proxy for that meeting no later than January 20, 1999.

                                              By Order of the Board of Directors


                                              /s/ Robert T. Tucker
                                              ROBERT T. TUCKER
                                              Secretary
Dated:     March 31, 1998